                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                    DOLE FOOD COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

        [LOGO]

DOLE FOOD COMPANY, INC.
31365 OAK CREST DRIVE
WESTLAKE VILLAGE, CALIFORNIA 91361

                                                                   April 6, 1998

To the Stockholders of Dole Food Company, Inc.:

    You are cordially invited to attend the Annual Meeting of Stockholders of Dole Food Company, Inc. (the "Company") which will be held at the Hyatt Westlake Plaza Hotel, 880 South Westlake Boulevard, Westlake Village, California at 10:00 a.m. on Wednesday, May 13, 1998.

    This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

    We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card(s) promptly to ensure that your shares will be represented. If you do attend the meeting and wish to vote your shares personally, you may revoke your proxy.

                                          Sincerely yours,

                                                          [SIG]

                                          David H. Murdock
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                            DOLE FOOD COMPANY, INC.
                             31365 OAK CREST DRIVE
                       WESTLAKE VILLAGE, CALIFORNIA 91361

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1998

                            ------------------------

    The Annual Meeting of Stockholders of DOLE FOOD COMPANY, INC. (the "Company") will be held at the Hyatt Westlake Plaza Hotel, 880 South Westlake Boulevard, Westlake Village, California at 10:00 a.m. on Wednesday, May 13, 1998 for the following purposes:

    1. To elect seven (7) directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified;

    2. To approve the Company's 1998 Combined Annual and Long-Term Incentive Plan for Executive Officers;

    3. To elect Arthur Andersen LLP as the Company's independent public accountants and auditors for the 1998 fiscal year;

    4. To act upon a stockholder proposal concerning composition and procedures of the nominating committee, which is opposed by the Board of Directors; and

    5. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed March 31, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board of Directors,

                                                       [SIG]

                                          J. Brett Tibbitts
                                          CORPORATE SECRETARY

April 6, 1998

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD(S) AS PROMPTLY AS POSSIBLE AND RETURN IT (THEM) IN THE ENCLOSED PRE-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                            DOLE FOOD COMPANY, INC.
                             31365 OAK CREST DRIVE
                       WESTLAKE VILLAGE, CALIFORNIA 91361

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    This Proxy Statement is furnished to stockholders by the Board of Directors of Dole Food Company, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Westlake Plaza Hotel, 880 South Westlake Boulevard, Westlake Village, California at 10:00 a.m. on Wednesday, May 13, 1998, and at any adjournments thereof. The Company's principal executive offices are located at 31365 Oak Crest Drive, Westlake Village, California, and its telephone number is
(818) 879-6600.

    This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card(s) are being first mailed to stockholders on or about April 7, 1998. The Company's 1997 Annual Report is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies by the Company is to be made.

GENERAL INFORMATION

    The Board of Directors has fixed March 31, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On the Record Date, 60,355,612 shares of Common Stock of the Company ("Common Stock") were outstanding and entitled to vote at the meeting. The Common Stock is the only class of stock of the Company that is outstanding and entitled to vote at the Annual Meeting.

    Stockholders who own shares registered in different names or at different addresses will receive more than one proxy card. A STOCKHOLDER MUST SIGN AND RETURN EACH OF THE PROXY CARDS RECEIVED TO ENSURE THAT ALL OF THE SHARES OWNED BY SUCH STOCKHOLDER ARE REPRESENTED AT THE ANNUAL MEETING. Each accompanying proxy card that is properly signed and returned to the Company and not revoked will be voted in accordance with the instructions contained therein.

    Any stockholder who gives a proxy has the power to revoke it at any time before it is exercised by delivery to the Corporate Secretary of the Company, either in person or by mail, of a written notice of revocation. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

    Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) will vote "FOR" the election of the Board of Directors' nominees, "FOR" the approval of the Company's 1998 Combined Annual and Long-Term Incentive Plan for Executive Officers, "FOR" the election of Arthur Andersen LLP as the Company's independent public accountants and auditors for the 1998 fiscal year, "AGAINST" the stockholder proposal, and in the proxy holders' discretion with regard to any other matters (of which the Company is not now aware) that may be properly presented at the meeting, and all matters incident to the conduct of the meeting.

    The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. The affirmative vote of the holders of at least a majority of such quorum will be required with respect to the election of directors and the election of Arthur Andersen LLP as the Company's independent public accountants and auditors and with respect to the stockholder proposal described herein. Approval of the 1998 Combined Annual and Long-Term Incentive Plan for Executive Officers will require the affirmative vote of a majority of those shares voting on the proposal.

    Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as the inspectors of election for the meeting. The inspectors of election will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast". However, abstentions and "broker non-votes" will have the effect of a negative vote if an item requires the approval of a majority of a quorum or of a specified proportion of all issued and outstanding shares.

    Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting. Under the Company's By-Laws, stockholders are not entitled to cumulate their votes in the election of directors. The By-Laws also provide that the presiding officer at the meeting may adjourn a meeting at which a quorum is present if a matter to be acted upon at the meeting requires the affirmative vote of more than a majority of a quorum at the meeting and the number of shares actually voted (and not abstaining) at such meeting is insufficient to approve of such matter.

    The Company's By-Laws provide that nominations of candidates for election to the Company's Board of Directors may only be made by the Board or by a stockholder entitled to vote at the meeting of the stockholders called for the election of directors (the "Election Meeting"). Any such stockholder who intends to nominate a candidate for election to the Board must deliver a notice to the Corporate Secretary of the Company setting forth (i) the name, age, business address and residence address of each such intended nominee; (ii) the principal occupation or employment of each such intended nominee; (iii) the number of shares of capital stock of the Company beneficially owned by each such intended nominee; and (iv) such other information concerning each such intended nominee as would be required to be included, under the rules of the Securities and Exchange Commission (the "SEC"), in a proxy statement soliciting proxies for the election of such nominee. Such notice also must include a signed consent of each such intended nominee to serve as a director of the Company, if elected. To be timely, any such notice with respect to the upcoming Annual Meeting must be delivered to the Corporate Secretary, Dole Food Company, Inc., 31365 Oak Crest Drive, Westlake Village, California 91361, no later than April 13, 1998. Any such notice with respect to any subsequent Election Meeting must be delivered to the Corporate Secretary not less than 30 days prior to the date of that Election Meeting. The By-Laws provide that if the Chairman of an Election Meeting determines that a nomination was not made in accordance with the procedures set forth in the By-Laws, such nomination shall be void.

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

    The following table sets forth, to the best knowledge of the Company, information as to each person who beneficially owned more than 5% of the Company's Common Stock as of February 28, 1998 (unless otherwise noted).

                                                                                         AMOUNT AND
                                                                                          NATURE OF
NAME AND ADDRESS                                                                         BENEFICIAL     PERCENT OF
OF BENEFICIAL OWNER                                                                     OWNERSHIP (1)    CLASS (2)
-------------------------------------------------------------------------------------  ---------------  -----------
David H. Murdock.....................................................................     11,049,274(3)      18.2%
31365 Oak Crest Drive
Westlake Village, CA 91361

Oppenheimer Group, Inc...............................................................      7,151,023(4)      11.8%
Oppenheimer Tower
World Financial Center
New York, NY 10281

FMR Corporation......................................................................      6,365,674(5)      10.5%
82 Devonshire Street
Boston, MA 02109

Prudential Insurance Company of America..............................................      3,622,142(6)       6.0%
751 Broad Street
Newark, NJ 07102

------------------------

(1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown.

(2) The percentages set forth above are calculated on the basis of the number of outstanding shares of Common Stock set forth under "General Information", plus in the case of Mr. Murdock, stock options granted to him under the Company's stock option plans to purchase 339,472 shares, which number includes all such options that are exercisable within 60 days following March 31, 1998.

(3) See "Security Ownership of Directors and Executive Officers" at page 7.

(4) Based on a report on Schedule 13G dated February 27, 1998, Oppenheimer Group, Inc. and/or its affiliates reported shared voting power and shared dispositive power over all such shares.

(5) Based on a report on Schedule 13G/A dated February 14, 1998, FMR Corp. and/or its affiliates had sole voting power over 667,099 of such shares and sole dispositive power over all such shares.

(6) Based on a report on Schedule 13G dated February 10, 1998, Prudential Insurance Company of America and/or its affiliates had shared voting power over 3,092,737 of such shares, sole dispositive power over 188,005 of such shares and shared dispositive power over 3,434,137 of such shares.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Articles of Association of the Company provide that the Board of Directors shall consist of not less than five nor more than twenty persons, who shall be elected for such terms as may be prescribed in the By-Laws of the Company. The Company's By-Laws currently provide for seven (7) members of the Board of Directors. The Board of Directors has recently voted to recommend the election of the following individuals, all of whom are incumbents, for a term of one year and until their successors are duly elected and qualified:

  Elaine L. Chao                     James F. Gary
  Mike Curb                          Zoltan Merszei
  David A. DeLorenzo                 David H. Murdock
  Richard M. Ferry

    Each of the current members of the Board was elected by stockholders at the last Annual Meeting held on May 22, 1997.

    Unless authority to do so is withheld, the persons named in each proxy card (or their substitutes) will vote the shares represented thereby "FOR" the election of the director nominees named above. In case any of such nominees becomes unable to serve or unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies (or their substitutes) have full discretion and authority to vote or refrain from voting for any other nominee of the Board in accordance with their judgment.

    The following brief statements contain biographical information with respect to each of the nominees for election as a director, including their principal occupations for at least the past five years, as of March 18, 1998.

                                     YEAR
                                   ELECTED
                                     AS A
NAME                               DIRECTOR       AGE               PRINCIPAL OCCUPATION AND OTHER INFORMATION
--------------------------------  ----------      ---      ------------------------------------------------------------
David H. Murdock................     1985             74   Chairman of the Board, Chief Executive Officer and Director
                                                           of the Company since July 1985. Chairman of the Board, Chief
                                                           Executive Officer and Director of Castle & Cooke, Inc. since
                                                           October 1995. Since June 1982, Chairman of the Board and
                                                           Chief Executive Officer of Flexi-Van Leasing, Inc., a
                                                           Delaware corporation wholly-owned by Mr. Murdock. Sole owner and developer of the Sherwood Country Club in Ventura
                                                           County, California, and numerous other real estate
                                                           developments; also sole stockholder of numerous corporations engaged in a variety of business ventures and in the
                                                           manufacture of textile-related products, and industrial and building products.

David A. DeLorenzo..............     1991             51   President and Chief Operating Officer of the Company since
                                                           March 1996. President of Dole Food Company-International
                                                           from September 1993 to March 1996. Executive Vice President of the Company from July 1990 to March 1996. Director of the
                                                           Company since February 1991. President of Dole Fresh Fruit
                                                           Company from September 1986 to June 1992.

                                     YEAR
                                   ELECTED
                                     AS A
NAME                               DIRECTOR       AGE               PRINCIPAL OCCUPATION AND OTHER INFORMATION
--------------------------------  ----------      ---      ------------------------------------------------------------
Elaine L. Chao..................     1993             44   Distinguished Fellow at The Heritage Foundation since August
                                                           1996. President and Chief Executive Officer of United Way of
                                                           America from November 1992 until August 1996. Director of
                                                           the United States Peace Corps from October 1991 to November
                                                           1992. Deputy Secretary of the United States Department of
                                                           Transportation from March 1989 to October 1991. Chairman of the United States Federal Maritime Commission from March
                                                           1988 to March 1989. Deputy Administrator of the United
                                                           States Maritime Administration from April 1986 to March
                                                           1988. Vice President-Syndications of the BankAmerica Capital
                                                           Markets Group from November 1984 to April 1986.

Mike Curb.......................     1985             53   Chairman of the Board of Curb Records, Inc., a record
                                                           company, and Curb Entertainment International Corp., an
                                                           entertainment company. Mr. Curb served as Lieutenant
                                                           Governor of the State of California from 1978 to 1982, and served as Chairman of the National Conference of Lieutenant
                                                           Governors during 1982. Mr. Curb served as Chairman of the
                                                           Republican National Finance Committee from August 1982 to
                                                           January 1985. He is also a director of various community
                                                           organizations.

Richard M. Ferry................     1991             60   Chairman of the Board and Director of Korn/Ferry
                                                           International, Inc., an international executive search firm.
                                                           Mr. Ferry also serves on the Board of Directors of Avery
                                                           Dennison Corporation, Pacific Life Insurance Company and
                                                           Mrs. Fields' Original Cookies, Inc., as well as a number of privately held and not-for-profit corporations.

James F. Gary...................     1974             77   Chairman Emeritus of Pacific Resources, Inc., an energy
                                                           company headquartered in Honolulu ("PRI"). Mr. Gary was
                                                           President and/or Chairman and Chief Executive Officer of PRI
                                                           and its predecessor from 1967 to 1984, and Chairman of the
                                                           Board of PRI in 1985. He is Past Chairman of the Hawaii
                                                           Community Foundation and is Chairman of the Board of
                                                           Directors of Inter Island Petroleum, Inc., Hawkins Oil &
                                                           Gas, Inc., Kennedy Associates, Inc. and Episcopal Homes of
                                                           Hawaii, Inc. as well as several other privately held
                                                           corporations and a number of community organizations. He was a member of the University of Hawaii Board of Regents from
                                                           1981 to 1989 and currently serves on the International
                                                           Advisory Board of the Salk Institute (San Diego) and as a
                                                           Regent on the International Advisory Board of
                                                           Harris-Manchester College at the University of Oxford.

                                     YEAR
                                   ELECTED
                                     AS A
NAME                               DIRECTOR       AGE               PRINCIPAL OCCUPATION AND OTHER INFORMATION
--------------------------------  ----------      ---      ------------------------------------------------------------
Zoltan Merszei..................     1996             75   Former Chairman, President and Chief Executive Officer of
                                                           the Dow Chemical Company (retired in 1979). Former Vice
                                                           Chairman and President of Occidental Petroleum Corporation
                                                           (retired in 1989). Mr. Merszei currently serves as a
                                                           technical consultant to a variety of United States and
                                                           foreign corporations. Mr. Merszei also serves on the Board of Directors of the Budd Company, Hong Leong Corporation,
                                                           Thyssen Budd Automotive Corporation and Thyssen Henschel
                                                           America, Inc.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE
                           NOMINEES DESCRIBED ABOVE.

COMMITTEES OF THE BOARD OF DIRECTORS

    There are three standing committees of the Board of Directors: the Executive, Finance and Nominating Committee; the Audit Committee; and the Corporate Compensation and Benefits Committee.

    The present members of the Executive, Finance and Nominating Committee are David H. Murdock, Chairman, Mike Curb and Richard M. Ferry. The primary purposes of the Committee are (1) to exercise, during intervals between meetings of the Board of Directors and subject to certain limitations, all of the powers of the full Board; (2) to monitor and advise the Board on strategic business and financial planning for the Company; and (3) to deal with matters relating to the directors of the Company. During the 1997 fiscal year, the committee did not meet, but acted by unanimous written consent. The Executive, Finance and Nominating Committee will consider nominees, if any, for the election to the Board of Directors who are recommended by stockholders in accordance with the provisions of the Company's By-Laws, which provisions are described above under "General Information".

    The Audit Committee is comprised entirely of directors who are not employees or former employees of the Company. The present members of the Audit Committee are Richard M. Ferry, Chairman, Elaine L. Chao and James F. Gary. The Committee is responsible for monitoring and reviewing accounting methods adopted by the Company, internal accounting procedures and controls, and audit plans. The Audit Committee receives directly the reports of the Company's independent public accountants and internal audit staff. It meets periodically both with the independent public accountants and internal auditors to review audit results and the adequacy of the Company's system of internal controls. The Audit Committee also recommends to the Board the selection of the Company's independent public accountants and auditors. During the 1997 fiscal year, the Committee held five meetings.

    The Corporate Compensation and Benefits Committee (the "Compensation Committee") is comprised entirely of directors who are not employees or former employees of the Company. The present members of the Compensation Committee are James F. Gary, Chairman, Mike Curb and Zoltan Merszei. This Committee is responsible for reviewing the compensation and benefits policies and practices of the Company and overseeing its employee stock and cash incentive plans. During the 1997 fiscal year, the Committee held seven meetings.

MEETINGS OF THE BOARD OF DIRECTORS

    During the 1997 fiscal year, there were six meetings of the Board of Directors. The incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served.

REMUNERATION OF DIRECTORS

    Directors who are not employees of the Company ("Non-Employee Directors") are compensated for their services according to a standard arrangement authorized by the Board of Directors. An annual retainer fee of $24,000, payable in equal quarterly installments, is paid to each Non-Employee Director. A fee of $2,000 is also paid to each Non-Employee Director for each regularly scheduled meeting of the Board of Directors attended, and a fee of $500 is paid for each telephonic meeting of the Board of Directors in which the Non-Employee Director participates. Non-Employee Directors who are committee members are compensated at the rate of $1,000 for each committee meeting attended, and the chairpersons of the Audit and Compensation Committees are paid an additional amount of $2,500 per year. Pursuant to the Company's Non-Employee Directors Deferred Stock and Cash Compensation Plan, one-half of each Non-Employee Director's annual retainer fee is automatically allocated to stock units payable solely in Common Stock following a director's termination of service. Non-Employee Directors may elect to receive their remaining compensation in cash or to defer all or part of their remaining compensation in additional stock units or deferred cash accounts. During 1997, deferred cash accounts in the plan were credited with an interest rate of approximately 7.4%. On February 18, 1997 Non-Employee Directors received an annual grant of 1,500 options at an exercise price of $38.875 (the market price) pursuant to the Non-Employee Directors Stock Option Plan approved by stockholders in 1995. The options become exercisable in three equal annual installments and have a ten-year term, subject to earlier termination upon termination of service.

    The reasonable expenses incurred by each director in connection with his or her duties as a director are also reimbursed by the Company, including the expenses incurred by directors' spouses in accompanying the directors to one Board meeting each year. A Board member who is also an employee of the Company does not receive compensation for service as a director.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to shares of the Company's Common Stock beneficially owned (or deemed to be beneficially owned), unless otherwise indicated, by the Company's directors, its Named Executive Officers (as defined under "Compensation of Executive Officers") and by all directors and executive officers of the Company as a group, as of March 18, 1998:

                                                                               PERCENT
                                                                                 OF
                                                       AMOUNT AND NATURE      OUTSTANDING
                                                         OF BENEFICIAL         SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                 OWNERSHIP (2)           (3)
--------------------------------------------------  -----------------------   ---------
David H. Murdock..................................     11,049,274(4)(5)          18.2%
Elaine L. Chao....................................          5,396(6)(7)(8)       *
Mike Curb.........................................         22,530(6)(7)(9)       *
David A. DeLorenzo................................        127,913(4)(10)(12)     *
Richard M. Ferry..................................          7,228(6)(7)          *
James F. Gary.....................................         23,338(6)(7)(11)      *
Zoltan Merszei....................................          6,064(6)(7)          *
Lawrence A. Kern..................................         33,530(4)(12)         *
Peter M. Nolan....................................         28,809(4)             *
David A. Cohen....................................         22,394(4)             *
All Directors and Executive Officers as a Group
  (19 Individuals)................................     11,471,330(4)(10)(12)     18.8%

------------------------

*   Represents less than 1% of the class of securities.

(1) The mailing address for each of the individuals listed is Dole Food Company, Inc., 31365 Oak Crest Drive, Westlake Village, California 91361.

(2) Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown. Some directors and executive officers share the voting and dispositive power over their shares with their spouses as community property, joint tenants or tenants in common.

(3) The percentages set forth above are calculated on the basis of the number of outstanding shares of Common Stock set forth under "General Information", plus, where applicable, all stock options granted under the Company's stock option plans that are exercisable within 60 days following March 31, 1998.

(4) The individuals and group indicated beneficially own the following number of shares of Common Stock that may be purchased upon the exercise of employee stock options exercisable on March 31, 1998 or within 60 days thereafter:
    Mr. Murdock, 339,472; Mr. DeLorenzo, 116,968; Mr. Kern, 33,422; Mr. Nolan, 28,709; Mr. Cohen, 22,394; and all directors and executive officers as a group, 666,699.

(5) Mr. Murdock customarily maintains revolving lines of credit in conjunction with his various business activities, under which borrowings and security vary from time to time, and pursuant to which he provides collateral owned by him, including his shares in the Company. His reported holdings include:
    (i) 9,388,622 shares of Common Stock owned by David H. Murdock as Trustee for the David H. Murdock Living Trust, dated May 28, 1986 (including between 2,394,587 and 2,875,000 shares pledged as security relating to a forward purchase contract obligating the Trust to deliver cash or up to that number of shares on August 15, 1999); (ii) 1,240,310 shares of Common Stock owned by Flexi-Van Leasing, Inc., a corporation wholly-owned by Mr. Murdock; and
    (iii) 80,870 shares of Common Stock owned by or for the benefit of Mr. Murdock's sons.

(6) The individuals indicated each beneficially own the following number of shares of Common Stock that were granted pursuant to the Company's Non-Employee Directors Stock Option Plan and that may be purchased upon the exercise of stock options exercisable on March 31, 1998 or within sixty (60) days thereafter: Ms. Chao, 3,106; Mr. Curb, 3,106; Mr. Ferry, 3,106; Mr. Gary, 3,106; and Mr. Merszei, 500.

(7) The individuals indicated each beneficially own the following number of vested stock units credited under the Non-Employee Directors Deferred Stock and Cash Compensation Plan as described on page 7 under "Remuneration of Directors": Ms. Chao, 1,275; Mr. Curb, 1,310; Mr. Ferry, 1,822; Mr. Gary, 564; and Mr. Merszei, 564. Stock units do not have voting rights or represent a right to acquire Common Stock within 60 days following the Record Date, but are payable solely in Common Stock and carry an investment risk of ownership.

(8) Reported holdings include 620 shares held in Ms. Chao's profit sharing plan and 395 shares held in Ms. Chao's money purchase account.

(9) Reported holdings include 400 shares of Common Stock held by Mr. Curb as custodian for the benefit of his children.

(10) The individual and group beneficially own the following number of vested stock units credited under the Company's Stock Ownership Enhancement
    Program: Mr. DeLorenzo, 4,639 stock units, and all directors and officers as a group, 6,030 stock units. For a description of this Plan, see "Corporate Compensation and Benefits Report to Stockholders - Executive Stock Ownership Guidelines" on page 16. Stock units do not have voting rights or represent a right to acquire Common Stock within 60 days following the Record Date, but are payable solely in Common Stock and carry an investment risk of ownership.

(11) Reported holdings include 2,000 shares of Common Stock held in Mr. Gary's pension plan and 17,668 shares of Common Stock held in the Gary LLC, a limited liability corporation of which Mr. Gary is the general manager and over which Mr. Gary has investment control.

(12) Reported holdings include shares of Common Stock held for certain officers by the Company's Tax Deferred Investment Plan pursuant to Section 401(k) of the Internal Revenue Code of 1986 as amended ("Internal Revenue Code").

                       COMPENSATION OF EXECUTIVE OFFICERS

    Except as noted, the following table sets forth for the Company's fiscal years ended January 3, 1998, December 28, 1996 and December 30, 1995 in prescribed format, the compensation for services in all capacities to the Company and its subsidiaries of those persons who were at January 3, 1998: the Chief Executive Officer and the other four most highly compensated executive officers of the Company and its subsidiaries (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION AWARDS
                                              ANNUAL COMPENSATION                  -------------------------------
                                ------------------------------------------------   RESTRICTED                ALL
                                                                       OTHER        STOCK    SECURITIES     OTHER
NAME AND PRINCIPAL                                      BONUS $       ANNUAL       AWARD(S)  UNDERLYING     COMP.
POSITION                        YEAR   SALARY $ (1)       (2)       COMP. $ (3)       $      OPTIONS (#)    $ (4)
------------------------------  -----  ------------    ----------  -------------   --------  -----------   -------
David H. Murdock (5)..........   1997  $    757,692     $612,150          $0            $0      40,000         $0
Chairman & CEO                   1996  $    700,000     $630,000          $0            $0      90,000         $0
                                 1995  $    700,000     $787,500          $0            $0      55,595         $0

David A. DeLorenzo............   1997  $    531,731     $291,500          $0            $0      20,000      $4,750
President & COO                  1996  $    500,000     $300,000    $201,793(6)         $0      40,000      $4,500
                                 1995  $    500,000     $375,000    $228,324(6)         $0      23,780      $4,500

Lawrence A. Kern(7)...........   1997  $    261,058     $206,250          $0            $0       8,000      $4,750
President - Dole Fresh
  Vegetables

Peter M. Nolan(8).............   1997  $    249,519     $176,250          $0            $0       7,200      $4,750
President - Dole Packaged
  Foods

David A. Cohen (5)(9).........   1997  $    254,808     $145,750          $0            $0       7,000      $4,750
Senior V.P., Acquisitions and    1996  $    244,231     $120,000          $0            $0       8,800      $4,500
  Investments

------------------------

(1) 1997 salaries reflect that Company's 1997 fiscal year contained 53 weeks. The Company's 1996 and 1995 fiscal years contained 52 weeks.

(2) Bonus amounts shown reflect payments made in the subsequent year with respect to performance for the identified year.

(3) Does not include perquisites which total the lesser of $50,000 or 10% of the reported annual salary and bonus for any year.

(4) The amounts shown in this column include contributions by the Company under the Company's tax deferred investment plans for the benefit of the individuals listed, but do not include payments made to Mr. Murdock under the Company's defined benefit pension plan. (See "Pension Plans" at page 12.)

(5) Mr. Murdock and Mr. Cohen also hold positions with certain business entities owned by Mr. Murdock that are not controlled directly or indirectly by the Company, which other entities pay compensation and may provide fringe benefits to such individuals for their services to the other entities. Mr. Murdock is also Chairman and Chief Executive Officer of Castle & Cooke, Inc., which pays compensation and benefits to him. The Audit Committee of the Board of Directors has approved such other employment arrangements with respect to Messrs. Murdock and Cohen.

(6) The reported amounts include: (i) a pre-tax "gross up" of $201,793 for 1996 and $228,324 for 1995 associated with a relocation loan in 1991, and inclusive within such amounts, (ii) imputed interest on the balance of that loan of $7,810 for 1996 and $15,620 for 1995 (representing an imputed rate of 7.81% per annum, the applicable federal rate at the time the loan was made). However, Mr. DeLorenzo received no cash compensation associated with such imputed interest, and such amounts were not considered additional taxable compensation to Mr. DeLorenzo under the Internal Revenue Code. Mr. DeLorenzo paid off the loan in full in 1996.

(7) Mr. Kern became an executive officer in October 1997.

(8) Mr. Nolan became an executive officer in October 1997.

(9) Mr. Cohen became an executive officer in October 1996.

            EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

    Some of the Company's benefit plans (including the 1991 Stock Option and Award Plan, as amended, and the 1998 Combined Annual and Long-Term Incentive Plan for Executive Officers ("1998 Plan")) provide for an acceleration of benefits and various other customary adjustments if a change in control or other reorganization occurs. Pursuant to the 1998 Plan, if a participant's employment is terminated for certain reasons, pro-rata payments may be made prior to the completion of the applicable year or cycle, provided the Compensation Committee determines that the applicable performance goals have been met through the date of such termination or event and provided that the amount of any early payout is proportionately reduced to reflect the time value of the early payout.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                              -----------------------------------------------------------
                                                   PERCENT OF                                       POTENTIAL REALIZABLE
                                                     TOTAL                                         VALUE AT ASSUMED ANNUAL
                                  NUMBER OF       OPTIONS/SARS                                         RATES OF STOCK
                                 SECURITIES        GRANTED TO    EXERCISE OR                       PRICE APPRECIATION FOR
                                 UNDERLYING       EMPLOYEES IN   BASE PRICE                          OPTION TERM (1)(2)
                                OPTIONS/SARS      LAST FISCAL      ($/SH)     EXPIRATION   ---------------------------------------
NAME                          GRANTED(#) (3)(4)       YEAR         (3)(4)      DATE (5)       0%($)        5%($)         10%($)
----------------------------  -----------------  --------------  -----------  -----------  -----------  ------------  ------------
David H. Murdock............         40,000             9.09%     $  38.625      2/10/07    $       0   $    971,640  $  2,462,320
David A. DeLorenzo..........         20,000             4.54%     $  38.625      2/10/07    $       0   $    485,820  $  1,231,160
Lawrence A. Kern............          8,000             1.82%     $  38.625      2/10/07    $       0   $    194,328  $    492,464
Peter M. Nolan..............          7,200             1.64%     $  38.625      2/10/07    $       0   $    174,895  $    443,218
David A. Cohen..............          7,000             1.59%     $  38.625      2/10/07    $       0   $    170,037  $    430,906

------------------------

* Fair Market Value of Common Stock on January 2, 1998 was $45.75, the last trading day of the Company's 1997 fiscal year.

(1) The total gain to all stockholders would be $1,466,098,171 at 5% annual appreciation and $3,715,370,763 at 10% annual appreciation. The gain for the above officers represents less than 1% of the gain to all stockholders.

(2) The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the SEC and are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. Except as noted in footnote 4 below, the terms of the option grants require a 20% increase over the exercise price before any vesting occurs. Such amounts are based on the assumption that the named persons hold the options granted for their full ten-year term. The actual value of the options will vary in accordance with the market price of the Company's Common Stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.

(3) Stock options were granted under the Company's 1991 Stock Option and Award Plan, as amended (the "1991 Plan"). Options under the 1991 Plan may result in payments following the resignation, retirement or other termination of employment with the Company or its subsidiaries or as a result of a change in control of the Company (as defined in the 1991 Plan). Vested options under the 1991 Plan may be exercised within a period of twelve months following a termination by reason of death, disability or retirement, and three months following a termination for other reasons. The 1991 Plan permits the Compensation Committee, which administers the 1991 Plan, to accelerate, extend or otherwise modify benefits payable under the applicable awards in various circumstances, including a termination of employment or change in control. Under the 1991 Plan, if there is a change in control of the Company, all options become immediately exercisable.

(4) Options vest according to a schedule reflecting specific stock appreciation hurdles. Except as noted, none of the options set forth in the table vest until the stock price reaches $46.375 or slightly more than a 20% increase over the exercise price which reflects the market price of the Company's Common Stock on the date of grant. Options will vest in 25% increments upon achieving or exceeding specified price hurdles (ranging from $46.375 to $52.125) for a period of thirty (30) consecutive trading days. To preserve the favorable accounting treatment to the Company generally associated with these stock option grants, any options which have not previously vested will become fully vested three (3) months before the end of the ten (10) year term.

(5) Options were granted for a term of ten (10) years, subject to earlier termination in certain events such as termination of employment. (See footnote 3 above.)

          AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUE

                                                                                               NUMBER OF
                                                                                              SECURITIES
                                                                                              UNDERLYING       VALUE OF UNEXERCISED
                                                                                            OPTIONS/SARS AT    IN-THE-MONEY OPTIONS
                                                                SHARES                       FY-END (#)(1)        AT FY-END ($)
                                                              ACQUIRED ON                  -----------------   --------------------
                                                               EXERCISE        VALUE         EXERCISABLE/          EXERCISABLE/
NAME                                                              (#)       REALIZED ($)   UNEXERCISABLE (#)   UNEXERCISABLE ($)(2)
------------------------------------------------------------  -----------   ------------   -----------------   --------------------
David H. Murdock............................................        0              0         294,472/130,000   $ 4,687,026/$937,500
David A. DeLorenzo..........................................   10,712(3)     $187,674(3)      146,968/60,000   $ 2,243,526/$432,500
Lawrence A. Kern............................................        0              0           24,422/26,000   $   453,898/$187,500
Peter M. Nolan..............................................        0              0           21,209/22,200   $   393,885/$160,050
David A. Cohen..............................................        0              0           17,994/15,800   $   336,090/$113,675

------------------------

(1) The Company has two stock option plans under which awards are outstanding: the 1982 Plan and the 1991 Plan. Options under the 1991 Plan are described in footnote 3 to the table entitled "Option/SAR Grants In The Last Fiscal Year". All options available under the 1982 Plan have been granted. Vested options under the 1982 Plan may result in payments following resignation, retirement or other termination of employment with the Company or its subsidiaries or as a result of a change in control of the Company. Options under the 1982 Plan may be exercised within a period of twelve months following a disability, by the optionee's estate at any time the option could have been exercised by the optionee (if the optionee dies while an employee of the Company) and within a period of three months following a termination for all other reasons. Under the 1982 Plan, if there is a change in control of the Company (as defined in the 1982 Plan), all options become immediately exercisable.

(2) This amount represents solely the difference between the market value ($45.75) on the last trading day of the Company's fiscal year, January 2, 1998, of those unexercised options which had an exercise price below such market price (i.e., "in-the-money options") and the respective exercise prices of the options. No assumptions or representations regarding the "value" of such options are made or intended.

(3) As a result of the exercise of the 10,712 options, Mr. DeLorenzo received 4,639 stock units under the Company's Stock Ownership Enhancement Program. The stock units are payable solely in Common Stock following a specified date in the future and earn dividend equivalents in the form of stock units. For a description of this plan, see "Corporate Compensation and Benefits Report to Stockholders-- Executive Stock Ownership Guidelines" on page 16.

                   1997 TRANSITIONAL LONG-TERM INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR

    The following chart presents information as to 1997 awards to Named Executive Officers under the Company's 1997 transitional long-term incentive plan, the features of which are summarized in the Compensation Committee Report at page 18.

                                                                            ESTIMATED PAYMENT OPPORTUNITIES(1)
                                                                         -----------------------------------------
                                                        PERFORMANCE        FORMULA      1997 AMOUNT      FORMULA
NAME                                                       PERIOD          MINIMUM    BASED ON RESULTS   MAXIMUM
---------------------------------------------------  ------------------  -----------  ----------------  ----------
David H. Murdock...................................    Fiscal Year 1997   $  65,112      $  193,211     $  258,323
David A. DeLorenzo.................................    Fiscal Year 1997   $  45,694      $  135,591     $  181,285
Lawrence A. Kern...................................    Fiscal Year 1997   $  16,543      $   49,088     $   65,631
Peter M. Nolan.....................................    Fiscal Year 1997   $  14,136      $   41,948     $   56,084
David A. Cohen.....................................    Fiscal Year 1997   $  10,742      $   31,875     $   42,617

------------------------

(1) The reported awards represent unvested amounts determined for a one-year transition cycle. The applicable performance criteria for 1997 were earnings per share at the consolidated level (50% weighting) and relative total stockholder return measured against a peer group of companies in the Mid Cap Foods Index (50% weighting). The payment opportunities are subject to further adjustment based on performance in 1998 and 1999 against these criteria and applicable targets and the consistency of performance relative to targets. The table also presents the minimum and maximum amounts payable relative to the year 1997 only. Subject to other conditions of the award (including continued service), one-third of the awards payable under the 1997 transition long-term plan vest in early 2000, with one-third of the remaining payment opportunity vesting annually thereafter. Awards may become immediately payable in the event of termination of service or a change in control. The formula-determined amount of an award may be reduced by the Compensation Committee based upon an evaluation of individual performance criteria and/or other objective and subjective factors. Because of these contingencies and other conditions, the specific benefits to be paid to participants are not determinable in advance.

                                 PENSION PLANS

    The Company maintains a number of noncontributory pension plans which provide benefits, following retirement at age 65 or older with one or more years of credited service (or age 55 with five or more years of credited service), to salaried, non-union employees of the Company on U.S. payrolls, including executive officers of the Company. Each plan provides a monthly pension to supplement personal savings and Social Security benefits. The following table shows the estimated annual benefits payable under the Company's corporate pension plan in which the Named Executive Officers participated in 1997:

                               PENSION PLAN TABLE

                                                                            YEARS OF SERVICE
                                                       ----------------------------------------------------------
REMUNERATION                                               15          20          25          30          35
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$300,000.............................................  $   49,500  $   70,950  $   92,400  $  113,850  $  135,300
$400,000.............................................  $   66,000  $   94,600  $  123,200  $  151,800  $  180,400
$500,000.............................................  $   82,500  $  118,250  $  154,000  $  189,750  $  225,500
$600,000.............................................  $   99,000  $  141,900  $  184,800  $  227,700  $  270,600
$700,000.............................................  $  115,500  $  165,550  $  215,600  $  265,650  $  315,700
$800,000.............................................  $  132,000  $  189,200  $  246,400  $  303,600  $  360,800
$900,000.............................................  $  148,500  $  212,850  $  277,200  $  341,550  $  405,900
$1,000,000...........................................  $  165,000  $  236,500  $  308,000  $  379,500  $  451,000
$1,100,000...........................................  $  181,500  $  260,150  $  338,800  $  417,450  $  496,100
$1,200,000...........................................  $  198,000  $  283,800  $  369,600  $  455,400  $  541,200
$1,300,000...........................................  $  214,500  $  307,450  $  400,400  $  493,350  $  586,300
$1,400,000...........................................  $  231,000  $  331,100  $  431,200  $  531,300  $  631,400
$1,500,000...........................................  $  247,500  $  354,750  $  462,000  $  569,250  $  676,500

    The above table shows the estimated annual retirement benefits payable as straight life annuities without offsets for Social Security or other amounts under this plan, assuming retirement at age 65, to persons in specified compensation and years of service classifications. The plan covers the following types of compensation paid by the Company: base pay, bonus, performance incentives (if any) and severance pay.

    Each year's accrued benefit under the plan is 1.1% of final average annual compensation multiplied by years of service, plus .33% of final average annual compensation multiplied by years of service in excess of 15 years. Benefits accrued as of March 31, 1992 under the prior benefit formula serve as minimum entitlements. The credited years of service and ages as of December 31, 1997 for individuals named in the Summary Compensation Table are as follows: Mr. Murdock (age 74)-12 years; Mr. DeLorenzo (age 51)-27 years; Mr. Kern (age 50)-5 years; Mr. Nolan (age 55)-5 years; and Mr. Cohen (age 34)-6 years. Assuming these individuals remain employed by the Company until age 65 (or later) and continue to receive compensation equal to their 1997 compensation from the Company, their annual retirement benefits at age 65 will approximate: Mr. DeLorenzo-$454,972; Mr. Kern-$96,563; Mr. Nolan-$67,621; and Mr. Cohen-$180,186. As required by the Internal Revenue Code, Mr. Murdock, who is presently over the age of 70 1/2, is receiving his current annual retirement benefit under the pension plan of $208,604.

    Generally, the Internal Revenue Code places an annual maximum limit of $125,000 (at December 31, 1997) on the benefits available to an individual under the Company's pension plans. Furthermore, the Internal Revenue Code places an annual maximum limit of $160,000 (at December 31, 1997) on compensation which may be considered in determining a participant's benefit under qualified retirement programs. If an individual's benefit under a plan exceeds the maximum annual benefit limit or the maximum compensation limit, the excess will be paid by the Company from an unfunded excess and supplemental benefit plan.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH CASTLE & COOKE, INC.

    On December 28, 1995, the Company distributed to stockholders all of the common stock of Castle & Cooke, Inc. ("Castle"), the Company's former real estate and resorts operations (the "Distribution").

Mr. Murdock is also Chairman and Chief Executive Officer of Castle and beneficially owns approximately 23% of its outstanding common stock.

    As partial consideration to the Company for the Distribution, Castle issued to the Company two promissory notes, one in the principal amount of $200 million and the other in the principal amount of $10 million. Castle paid off the $200 million note in December 1995. The $10 million note is payable in December 2000, and bears interest at the rate of 7% per annum, payable quarterly. During 1997, Castle paid $700,000 in interest payments to the Company pursuant to the terms of the $10 million note.

    Pursuant to the Distribution, the Company and Castle also each hold a fifty percent interest in an airplane, which was formerly owned solely by Dole. The Company's and Castle's proportionate share of the operating costs for the aircraft during 1997 were $813,016 and $561,237, respectively. Pursuant to the Distribution Agreements, the Company paid Castle $110,157 for certain general and administrative expenses provided to the Company by Castle during 1997, including land management and workers' compensation services. Castle paid the Company $207,152 for certain general and administrative expenses for various services provided to Castle by the Company during 1997, including public relations, merger and acquisition services and asset management. During 1997, the Company leased office space from Castle in Bakersfield, California and Honolulu, Hawaii and leased agricultural land on Oahu, Hawaii, and paid Castle $739,381 pursuant to such leases. The Company reimbursed Castle $254,987 for costs incurred in obtaining entitlements for certain property in California. Castle purchased $260,448 of products from Dole for its retail store and hotels in Hawaii, and also paid Dole $18,779 in licensing fees pursuant to a long-term trademark license agreement. Castle also received a general excise tax refund of $777,303 from the State of Hawaii in 1997 that pursuant to the agreements governing the Distribution was paid to Dole.

OTHER TRANSACTIONS

    Castle and a third party bank are negotiating a transaction whereby the third party bank would purchase approximately eleven acres of undeveloped land from Castle in Westlake Village, California and then construct a corporate headquarters building for Dole. Dole is also negotiating with the bank to lease the corporate headquarters building. The sales price for the land transaction between Castle and the bank has not yet been determined, and is also expected to include a recoupment of related development expenditures by Castle. If a definitive agreement is reached, the transactions discussed above are expected to close in 1998.

    David H. Murdock, the Company's Chairman and Chief Executive Officer, owns, among other businesses, a transportation equipment leasing company, a private dining club and private country club, which supply products and provide services to numerous customers and patrons. During fiscal 1997, the Company paid the transportation equipment leasing company $1,756,534 for the rental of chassis and generator sets, and paid the private dining club and country club $311,680 for Company events that took place at these facilities. Mr. Murdock paid the Company and Castle $132,728 for the incremental cost of utilizing the airplane referenced above for personal purposes during 1997. Mr. Murdock also reimbursed the Company in full, $234,448, for certain building materials purchased in Asia for his use and for the freight costs associated with their transportation to the United States. Such transactions in which Mr. Murdock or his affiliates had an interest were reviewed by the Audit Committee of the Board of Directors.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE FOLLOWING PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS OR ANY FUTURE FILINGS, EXCEPT TO THE EXTENT THE COMPANY EXPRESSLY INCORPORATES SUCH REPORT OR GRAPH BY REFERENCE THEREIN. THE REPORT AND GRAPH SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

      CORPORATE COMPENSATION AND BENEFITS COMMITTEE REPORT TO STOCKHOLDERS

COMPENSATION PHILOSOPHY

    The Company's compensation philosophy is to relate the compensation of the Company's executive officers to measures of Company performance that contribute to increased value for the Company's stockholders.

GOALS

    To assure that compensation policies appropriately consider the value the Company creates for stockholders, the Company's compensation philosophy for executive officers takes into account the following goals:

    - Executive officer compensation must be focused on enhancing stockholder value

    - Compensation must reflect a competitive and performance-oriented environment that motivates executive officers to achieve a high level of individual, business unit and corporate results in the business environment in which they operate

    - Incentive-based compensation must be contingent upon the performance of each executive officer against financial and strategic performance goals

    - The Company's compensation policies must enable the Company to attract and retain top quality management

    The Compensation Committee periodically reviews the components of compensation for the Company's executive officers on the basis of this philosophy. Further, as the situation warrants, the Compensation Committee also retains the services of a qualified compensation consulting firm to provide recommendations to enhance the linkage of executive officer compensation to the above goals and to obtain information as to how the Company's compensation of executive officers compares with peer companies.

    The United States Internal Revenue Service has promulgated regulations affecting all publicly held United States corporations (the "162(m) Regulations") that interpret limits on the tax deductibility of compensation in excess of $1 million per year for certain executive officers. The Compensation Committee considers the 162(m) Regulations as one of the factors it reviews with respect to compensation matters. The Compensation Committee, generally speaking, intends to limit compensation to amounts deductible under the 162(m) Regulations, and the Compensation Committee believes that all compensation paid to executive officers in 1997 is deductible under the 162(m) Regulations. However, changes in the tax laws or interpretations, other priorities or special circumstances may result in or warrant exceptions.

    In 1994, the stockholders approved the performance goals and material terms of the Company's Annual Incentive Plan and Long-Term Incentive Plan (collectively, the "1994 Plans"). Because of the terms of 162(m) Regulations, the Company is submitting the performance criteria and material terms of the Company's annual and long-term incentive plans to stockholders for approval this year. On March 19, 1998, the Compensation Committee and the Board of Directors approved the Company's new 1998 Combined Annual and Long-Term Incentive Plan for Executive Officers (the "Plan" or "1998 Plan"). If approved by stockholders, this combined Plan will replace the 1994 Plans (See Proposal 2).

EXECUTIVE STOCK OWNERSHIP GUIDELINES

    To further support the Company's goal of achieving a strong link between stockholder and executive interests, the Company has adopted stock ownership guidelines for senior executives. Senior executives will be asked to make (over a three to five year period of time) and hold investments in Company stock or stock equivalents valued at between 50% to 100% of their base salaries. Unexercised stock options will not be counted for purposes of meeting the ownership guidelines. Guidelines generally will apply to all vice presidents and above, with ownership targets increasing with level of responsibility.

    In order to assist senior executives in meeting the stock ownership guidelines, the Company, in July 1997, adopted the Stock Ownership Enhancement Program. This Program enables executives to defer compensation that would otherwise be realized on option exercises and at some specified future date receive the deferred compensation in the form of Company Common Stock. Assuming certain requirements are met, the executive participates in the Program by alternatively exercising the option and instead of receiving Common Stock, receives a certain number of "stock units" derived by dividing the price of the Common Stock on the date of the exercise into the amount by which the exercised stock option was "in the money." The "stock units" accrue dividend equivalents and are payable solely in Common Stock following a specified date in the future which is selected by the executive at the time of exercise.

EXECUTIVE COMPENSATION COMPONENTS

    The Company annually evaluates the competitiveness of its executive compensation program (base salary, annual bonus, and long-term incentives) relative to comparable publicly traded companies.

    A group of 12 food-processing companies (or "peer group") is used to annually evaluate the compensation for proxy-named officers. The compensation peer group was identified by the Compensation Committee's executive compensation consulting firm through a comparability screening process that considered such variables as revenue size, product line diversity, and geographic scope of operation. The peer group is reviewed periodically and changes may be made based on the comparability screening process. Eight of the companies in the S&P Foods Index met the comparability screening criteria and are included in the compensation peer group.

    Broader published surveys of food processing companies, as well as industry in general, are used to evaluate the competitiveness of total compensation for other Company executives.

    Based on an analysis conducted by the Compensation Committee's executive compensation consultant in 1997, the aggregate pay package for executive officers of the Company, consisting of salary, annual bonus, stock options, and a target long-term incentive, generally falls between the 50th and 75th percentile of the Company's peers. Generally speaking, 75th percentile pay levels can only be achieved if the Company's aggressive goals associated with its incentive compensation plans are attained. Pay levels for each executive officer other than the Chairman and CEO largely reflect the recommendation of the Chairman and CEO based on individual experience and breadth of knowledge, internal equity considerations, and other subjective factors. The pay package for the Chairman and CEO for 1997 was based on deliberations of the Compensation Committee of the Company, as described below under "CEO Compensation".

    Each component of the total executive compensation package emphasizes a different aspect of the Company's compensation philosophy:

    - BASE SALARY. Base salaries for executive officers (other than the Chairman and CEO whose salary is discussed below) are initially set upon hiring by management (subject to periodic review by the Compensation Committee) based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, internal equity considerations, and other subjective factors.

      Increases to base salary are determined primarily on the basis of individual performance and contribution to the Company and involve the application of both quantifiable and subjective criteria. Salary reviews for senior executives typically occur at intervals greater than twelve months. Four of the officers named in the Summary Compensation Table received a base salary increase in 1997.

    - ANNUAL INCENTIVES. The Company relies to a large degree on annual incentive compensation to attract and retain executive officers of outstanding abilities and to motivate them to perform to the full extent of these abilities.

      In 1997, executive officers were eligible to participate in either the 1994 Annual Incentive Plan or a similar incentive plan for a broader group of officers (both plans are referred to as the "1994 Annual Plan"). While comparable in most respects, features of the stockholder-approved 1994 Annual Plan are more rigidly defined than other incentive plans sponsored by the Company, in an effort to satisfy the requirements for deductibility under the 162(m) Regulations. All of the executives listed in the Summary Compensation Table were eligible to participate in the stockholder-approved 1994 Annual Plan.

      Bonus opportunities for executive officers, as a percentage of base salary, ranged from 25% to 75% (37.5% to 112.5% for the Chairman and CEO), depending on the Company's performance relative to performance targets set in the first quarter of the applicable year. Bonuses are payable only if the specified minimum level of performance is realized and may be increased to maximum levels only if substantially higher performance levels are attained. Specific target percentages for each individual are determined on the basis of competitive bonus levels (as a percent of salary), level of responsibility, and other subjective factors.

      Generally speaking, each individual's maximum annual cash bonus equals 1.5x his or her target award level. The maximum bonus is payable only if exceptional Company and/or divisional performance levels against pre-determined goals are achieved.

      In 1997, the bonus opportunity for Messrs. Murdock, DeLorenzo, and Cohen was based upon return on average common equity. Based upon 1997 results, Messrs. Murdock, DeLorenzo, and Cohen received approximately 1.2x their target award level.

      In 1997, the bonus opportunity for Messrs. Kern and Nolan was based upon net income--ROI. Both Messrs. Kern and Nolan received the maximum payable under the 1994 Annual Plan, or 1.5x their target award level.

    - LONG-TERM INCENTIVES. The Company provides two forms of long-term incentive opportunity for senior executives: a stock option plan (previously approved by stockholders) and a long-term incentive plan. (See Proposal 2).

      OPTIONS. Stock option grants represent incentives tied to future stock appreciation. Stock options are granted periodically to provide executives and managers with a direct incentive to enhance the value of the Common Stock. Historically, awards have been granted at the fair market value of the Common Stock on the date of grant and have generally vested over a three-year period with a term of ten years.

      In 1995, the Company modified its typical installment vesting schedule to impose specific stock appreciation hurdles for senior management. None of the options granted in 1997 will vest until the stock price reaches certain stock price targets (see table entitled "Option/SAR Grants In The Last Fiscal Year" at page 10). Options will vest in 25% increments upon achieving or exceeding each specified price hurdle for a period of thirty consecutive trading days. To preserve the favorable accounting treatment generally associated with these stock option grants, options will become fully vested three months before the end of their ten-year terms if the individual is still employed by the Company.

      Options are granted at the discretion of the Compensation Committee (based substantially on the recommendations of the Chairman and CEO as to grants for other officers) to key management positions above a specified salary level. Guidelines for the size of each grant are generally based on a multiple of base salary divided by the fair market value of the stock at date of grant, and are consistent with competitive pay practices.

      Guidelines for stock option multiples (which ranged from 0.3x to 2x salary) were derived from a combination of competitive market data and subjective judgment. In general, the multiples for individual positions increased with the level of responsibility and the perceived impact of each position on the strategic direction of the Company. The Chairman's recommendations for individual option grants also reflected his assessment of the effect of promotions, individual performance, and other factors. An individual's outstanding stock options and current stock ownership generally were not considered when making stock option awards. Individual option grant multiples in 1997 generally were targeted at the median of peer companies.

      LONG-TERM INCENTIVE PLAN. The Company has recently redesigned the 1994 long-term incentive plan, underlying performance measures and payout provisions in a manner which the Compensation Committee believes will continue to further align executive officer compensation with stockholder returns on a long-term basis. There were no payouts under the 1994 Long-Term Plan or the new 1998 Plan to date.

      As an interim measure, the Compensation Committee authorized all executive officers to participate in a special 1997 long-term incentive program designed to facilitate the transition to a new long-term incentive plan. (See Proposal 2.) Under the transitional program, participants were granted awards that, subject to the Compensation Committee's discretion and possible acceleration or further deferral, allow up to one-third of the adjusted payment opportunity under the award to vest in early 2000, with one-third of the remaining payment opportunity vesting annually thereafter. The payment opportunity under these awards was based 50% on performance relative to earnings per share ("EPS") targets, and 50% on performance relative to targets for relative total stockholder return ("RTSR") as measured against a peer group of companies in MidCap Foods Index. The MidCap Foods Index was chosen to evaluate the Company's performance against a stock market index of food companies which includes Dole. Full information on the MidCap Foods Index is not available for periods prior to August 1994; therefore the Company has not included this index in the Performance Graph on page 20. (Because the transition program did not satisfy the conditions of Section 162(m) with respect to timing of the award, payouts may be further deferred in order to assure deductibility.)

      After year-end, the Compensation Committee concluded that the Company's EPS performance exceeded target but that RTSR did not, resulting in formula-based award accounts for fiscal 1997 in the amounts reflected in the 1997 transitional long-term incentive award chart on page 12. These amounts may be adjusted downward or upward prior to payout to the extent fiscal 1998 and 1999 performance in respect of these criteria do not evidence consistency relative to targets for those years.

CEO COMPENSATION

    The Compensation Committee reviewed Mr. Murdock's compensation relative to the compensation (base salary, annual and long-term incentives) of the peer group, and increased Mr. Murdock's base salary to $800,000 in July 1997. It is the Compensation Committee's intent to target aggregate compensation for

Mr. Murdock at approximately the median of the peer group. In establishing Mr. Murdock's compensation, the Compensation Committee considered his responsibilities with other companies and determined that Mr. Murdock devotes the time that is necessary to Dole for the effective performance of his duties.

    Under the terms of the 1994 Annual Plan, Mr. Murdock was eligible for an annual bonus ranging from 37.5% to 112.5% of base salary. Mr. Murdock's total 1997 bonus opportunity was based wholly on ROE. Based upon 1997 results, Mr. Murdock was eligible for and received a payment of 76% of his current base salary, which is the bonus payable under the formula established in the first quarter of 1997.

    Acting on the recommendation of the Compensation Committee's consultant, in 1997, the Compensation Committee approved a stock option grant for Mr. Murdock in the amount of 40,000 options. This grant was made at fair market value on the date of grant as part of the normal grant process, reflecting a salary multiple of two.

    Mr. Murdock participated in the long-term transitional program, described above under LONG-TERM INCENTIVES, and thus is eligible based on the formula-determined award for 1997, to receive a payout of up to $193,211, in installments beginning in 2000 (or as soon thereafter as will assure deductibility under Section 162(m)). This amount is subject to upward or downward adjustment and to satisfaction of the other conditions of the award, under terms and conditions which are substantially the same as under the terms of the 1998 Plan. (See Proposal 2.) Adjustments will depend on whether performance in 1998 and 1999 exceeds or falls below targets. A maximum increase of $65,112 could be realized if EPS performance exceeded maximum targets for each of 1998 and 1999, and a maximum formula driven decrease of $128,099 would result if performance in both 1998 and 1999 fails to meet the minimum EPS targets. Mr. Murdock's base salary factor for 1997 under the long-term transitional program was 50%.

                           The Corporate Compensation and Benefits Committee James F. Gary, Chairman
                           Mike Curb
                           Zoltan Merszei

                               PERFORMANCE GRAPH

    The following graph indicates the performance of the cumulative total return to the stockholders of the Company's Common Stock (including reinvested dividends) during the previous five years in comparison to the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Foods Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            DOLE FOOD COMPANY    S&P 500    S&P FOODS INDEX
12/1992                   $100       $100               $100
12/1993                    $84       $110                $92
12/1994                    $74       $111               $103
12/1995                   $131       $153               $131
12/1996                   $128       $189               $155
12/1997                   $175       $251               $222

------------------------

Assumes $100 invested on December 31, 1992 in Dole Food Company Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Foods Index and assumes reinvestment of dividends at the frequency with which dividends are paid.

                                   PROPOSAL 2
    1998 COMBINED ANNUAL AND LONG-TERM INCENTIVE PLAN FOR EXECUTIVE OFFICERS

    On March 19, 1998, the Corporate Compensation and Benefits Committee (the "Compensation Committee") and the Board of Directors approved the Company's new 1998 Combined Annual and Long-Term Incentive Plan for Executive Officers (the "Plan" or "1998 Plan"). The 1998 Plan is intended to replace the Company's current Annual Incentive Plan (the "1994 Annual Plan") and Long-Term Incentive Plan (the "1994 Long-Term Plan"), approved by stockholders in 1994. The 1994 Plans were submitted to stockholders in response to the 162(m) Regulations promulgated by the Internal Revenue Service in an effort to assure the continued deductibility to the Company of cash compensation to certain executive officers in amounts exceeding $1,000,000 a year. (Certain capitalized terms utilized in this discussion are defined in Exhibit A.)

    Pursuant to the 162(m) Regulations, the material terms of the incentive plans (including the eligible class of participants, the performance criteria contemplated by the plan and the maximum payable under the plan) must be re-submitted to stockholders periodically, whenever the Company retains discretion to change the applicable criteria or performance targets from year to year. As part of the resubmission of the 1994 Plans to stockholders for approval, the Company decided to combine the two plans into one plan for ease of administration, and to significantly restructure certain aspects of the long-term incentive component of the Plan. NO ADDITIONAL SHARES OF COMMON STOCK ARE REQUESTED FOR EITHER THE ANNUAL OR LONG-TERM COMPONENTS OF THE 1998 PLAN.

    The annual bonus features of the 1998 Plan are substantially the same as the 1994 Annual Plan. The long-term features of the 1998 Plan are substantially revised from the 1994 Long-Term Plan. The 1994 Long-Term Plan had only one performance-based measure to judge Company performance (earnings before taxes or "EBT"), and was structured according to distinct three-year cycles (e.g., 1994-96, 1997-99, etc.) with payouts commencing only after each three-year cycle. The long-term components of the 1998 Plan include multiple performance-based measures to judge Company performance, and feature rolling or overlapping Performance Cycles (for example, 1998-2000, 1999-2001, etc.), permitting, after completion of the initial cycle, ANNUAL INSTALLMENT payouts from prior long-term cycles. The Board of Directors believes these changes in the long-term features of the Plan will more closely align executive officer compensation with stockholder interests and provide additional incentives to executives in the long-term interest of the Company.

ELIGIBLE PERSONS AND PARTICIPATION

    The eligible persons under the 1998 Plan are the executive officers of the Company. Approximately 13 persons are currently eligible to participate in the Plan for the Performance Cycles beginning in and including 1998. Individuals not selected to participate in the Plan during a particular period may nevertheless participate in comparable, albeit generally more discretionary, incentive plans for other officers and key employees. However, under the terms of the 1998 Plan, no individual will be eligible to participate in both the 1998 Plan and any other cash incentive plan for the same performance cycle with respect to the same business criterion.

SUMMARY OF TERMS

    The provisions of the 1998 Plan are summarized below.

ADMINISTRATION

    The 1998 Plan is administered by the Compensation Committee. Under the 1998 Plan, the Compensation Committee is charged with responsibility for selecting the applicable business criteria from among those authorized, determining whether they are to be measured on a consolidated or business unit basis, establishing specific annual and long-term "performance targets" relative to the criteria for each (or all) participants, setting base salary factors for each participant, and defining long-term performance cycles. The Compensation Committee has substantial discretion to make all other determinations related to bonus opportunities under the Plan.

BUSINESS CRITERIA

    The performance targets may be based on one or more of the following business criteria, all of which may be determined at either the consolidated (corporate) level or business unit level, depending on the participant:

    - Earnings Before Taxes ("EBT"),

    - Cost Reduction ("CR"),

    - Return on Average Common Equity ("ROE"),

    - Return on Average Assets ("ROA"),

    - Relative Total Stockholder Return ("RTSR"),

    - Earnings Per Share ("EPS"),

    - Net Income,

    - EBT--ROI,

    - Net Income--ROI, or

    - any combination of these criteria, all of which are further defined in Exhibit A.

    Performance Targets relative to the applicable business criteria must be established while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m). The Compensation Committee believes that the specific performance targets with respect to each business criterion constitute confidential business information, the disclosure of which could adversely affect the Company.

MAXIMUM PAYOUT

    Concurrently with the selection of the Performance Targets, the Compensation Committee must establish an objective formula or standard for calculating the maximum bonus payable to each participating executive officer. Under the Plan, the maximum payment opportunity for any Long-Term Performance Cycle may not exceed $1,700,000 times the number of years in the Long-Term Performance Cycle, or, if less, 6.4 times the executive's average annual base salary for the Performance Cycle; and for any annual cycle may not exceed $1,500,000, or, if less, 1.8 times base salary. For the first year of the Plan, fiscal year 1998, an annual cycle, a two-year cycle and a three-year cycle would commence, to facilitate the transition under the Plan. After 1998, no more than one Long-Term Performance Cycle would commence in any year. Subject to stockholder approval, the Plan is effective as of fiscal year 1998 and continues through Performance Cycles ending on or before the close of fiscal year 2007, and until the payout of any awards for those Performance Cycles outstanding.

    The Compensation Committee has sole discretion to determine whether any or all of the maximum permissible bonus will actually be paid, or whether payment or vesting of any bonus will be deferred or accelerated, subject in each case to the Plan's terms and any other written commitment authorized thereunder by the Compensation Committee. The Compensation Committee is also authorized to exercise its discretion by establishing additional conditions and terms of payment of bonuses, including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate.

NO INCREASE IN PLAN SHARES

    All bonuses are to be denominated in cash or equivalents but may also be paid in Common Stock. The Compensation Committee currently contemplates that one-half of the long-term bonuses would be paid in cash and one-half in stock (at market price at the time of payment). However, no additional shares of Common Stock are requested for the 1998 Plan and stockholders are not being asked to authorize any additional shares for this purpose. The Plan permits payout in cash or in stock or equivalents (such as stock units payable in shares), principally in furtherance of the Company's stock ownership guidelines. To the extent shares are needed for awards, the awards will be combined with awards under other stockholder approved stock award plans of the Company, or from shares acquired in the market by or on behalf of the Company for such purposes.

OTHER TERMS/CONDITIONS

    Pro-rata payments based on length of service may be made under the 1998 Plan if a participant is added to the Plan mid-year or mid-cycle (subject to certain minimum service and participation requirements), or a participant's employment is terminated for certain limited reasons during or after a Performance Cycle but prior to vesting, if the applicable performance goals for the period have been satisfied.

    If a participant dies, or if certain other events (summarized below) occur, pro-rata payments may be made prior to the completion of the year or Performance Cycle, or in accordance with the award, provided that the Compensation Committee determines that the applicable performance goals have been met through the date of such termination or event and the amount of any early payout is appropriately reduced to reflect the time value of the early payout. Deferred portions of awards and any associated accretions will become payable as established pursuant to the Plan, and unless the Compensation Committee otherwise provides, will be accelerated in the context of a change in control. The Compensation Committee may also permit further deferral elections. A change in control under the Plan includes certain reorganizations involving a 50% or more change in ownership, certain other acquisitions by a third party of more than 20% of the outstanding voting shares (other than by Mr. Murdock), and certain changes in respect of a majority of the members of the Board of Directors over a two-year period.

    The Plan may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Compensation Committee and remaining payment opportunities for completed Performance Cycles will, subject to possible acceleration, continue to be paid out over the normal payout schedule with respect to any Performance Cycles not yet completed.

    With respect to annual awards, the Compensation Committee has established the performance targets for fiscal 1998 based on ROE at the consolidated (corporate) level. Because of the similarities between the 1994 Annual Incentive Plan and the annual bonus feature of the Plan and the Compensation Committee's choice of ROE as the applicable criterion, the Company believes that if the Plan had been in effect for fiscal 1997, the participants would have received substantially the same annual bonuses as they received under the 1994 Annual Plan.

    With respect to long-term awards, the payments that would have been made under the 1998 Plan if the long-term features of the Plan had been in place in 1997 are not determinable. The Compensation Committee has established two performance cycles beginning in 1998, one for two years, and the other for three years. (Commencing in 1999, the minimum long-term cycle will be three years.) The Compensation Committee established the performance targets for fiscal 1998, 1999, and 2000 utilizing Earnings Per Share (EPS) (50% weighting) and Relative Total Stockholder Return (RTSR) (50% weighting). Payment opportunities accrued in each year of a long-term cycle may be later adjusted upward or downward based upon the average performance of the Company or business unit, as the case may be, with respect to the performance targets over the remainder of the performance cycle. If the average performance during the Performance Cycle is below target, the payment opportunities are reduced, and if the average performance over the Performance Cycle is above target, the payment opportunity for each year in the cycle is increased.

LONG-TERM PLAN OPPORTUNITIES

    The following chart presents information on 1998 awards pursuant to the 1998-99 performance of the Company ("Cycle 1") and the 1998-2000 performance of the Company ("Cycle 2"). Messrs. Murdock and DeLorenzo are the only two individuals designated by the Compensation Committee to participate in the first two long-term Performance Cycles of the Plan established by the Committee to date. The formula structure of these awards is illustrated below.

                             PAYMENT OPPORTUNITIES

                                                CYCLE 1                                  CYCLE 2
                                 --------------------------------------  ----------------------------------------
                                   FORMULA      FORMULA      FORMULA       FORMULA       FORMULA       FORMULA
NAME                              MINIMUM(1)     TARGET     MAXIMUM(2)    MINIMUM(1)      TARGET      MAXIMUM(2)
-------------------------------  ------------  ----------  ------------  ------------  ------------  ------------
David H. Murdock                  $   16,700   $  668,000   $1,868,700    $   16,700   $  1,200,000   $3,750,000
David A. DeLorenzo                $   11,500   $  459,250   $1,284,700    $   11,500   $    825,000   $2,578,125

------------------------

(1) Requires attainment of minimum target performance on only one of the business criteria in one of the years. There will be no award in respect of the RTSR criterion if performance of the Company is less than the 50th percentile of the companies in the MidCap Foods Index. Further, all amounts are subject to the Compensation Committee's discretion to reduce award payouts.

(2) The maximum amounts in Cycles 1 and 2 assume no increase in base salary.

    The Compensation Committee has discretion to structure future awards on the same or a materially different basis consistent with the overall limits of the Plan. Because of these discretionary features of the Plan, the effect of adjustments and other uncertainties, the aggregate amounts payable under the Plan (with respect to either of the cycles commencing in 1998 or cycles in future years) are not determinable. (See page 12 for specific information concerning 1997 awards under the transitional long-term incentive program).

    The 1998 Plan is not exclusive. The Compensation Committee or the Board may authorize and pay bonuses to executive officers on another basis or authorize other compensation plans, consistent with applicable corporate authority and the Company's compensation policies, as from time to time in effect.

VOTE REQUIRED.

    Approval of the Plan requires the affirmative vote of a majority of those shares voting on the Proposal (i.e., shares voting "for" or "against" the Plan). See page 2 of this Proxy Statement for a discussion of how "broker non-votes" and abstentions will be treated.

RECOMMENDATION OF THE BOARD OF DIRECTORS.

    The Board of Directors recommends a vote "FOR" approval of the Plan, including the eligible class of employees, the respective business criteria and the maximum compensation payable to any employee under the Plan. Because Messrs. Murdock and DeLorenzo are participants in the Plan, they abstain from the recommendation.

    Duly executed proxies not otherwise marked will be voted in favor of the 1998 Plan.

AVAILABILITY OF THE PLAN

    The full text of the 1998 Plan can be reviewed on the Securities and Exchange Commission's Web site at http://www.sec.gov and may be obtained, without charge, upon request directed to:

                       Office of the Corporate Secretary
                       Dole Food Company, Inc.
                       31365 Oak Crest Drive
                       Westlake Village, CA 91361
                       Telephone No. (818) 879-6814
                       E-Mail Address: srelation%dole_mail@mcimail.com

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE 1998 COMBINED ANNUAL AND LONG-TERM INCENTIVE PLAN FOR EXECUTIVE OFFICERS.

                                   PROPOSAL 3
                                  ELECTION OF
                  INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors of the Company has appointed Arthur Andersen LLP as the Company's independent public accountants and auditors for the 1998 fiscal year ending January 2, 1999, subject to stockholder approval. Arthur Andersen LLP (and its predecessors) has served as the Company's independent public accountants and auditors since 1985.

    Services which will be provided to the Company and its subsidiaries by Arthur Andersen LLP with respect to the 1998 fiscal year include the examination of the Company's consolidated financial statements, reviews of quarterly reports, services related to filings with the SEC and consultations on various tax matters.

    A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as he may desire.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS.

                                   PROPOSAL 4
                              STOCKHOLDER PROPOSAL

    The International Ladies Garment Workers Union Death Benefit Fund, 2100 L Street, N.W., Suite 210, Washington, D.C. 20037, which owns 8,100 shares of Common Stock, has requested that the following resolution be presented to stockholders:

    "RESOLVED: The shareholders of Dole Food Company, Inc. ("Company") request that the Board of Directors take the steps necessary to amend the Company's by-laws to create a separate Nominating Committee of the Board, composed entirely of independent directors. For these purposes, the definition of an independent director shall mean a director who:

    - has not been employed by the Company or an affiliate in an executive capacity;

    - was not and is not a member of a corporation or firm that is one of the Company's paid advisers or consultants, or an entity that receives significant grants or endowments from the Company;

    - is not employed by a significant customer, supplier or provider of professional services to the Company;

    - has no personal services contract with the Company; and,

    - is not a relative of the management of the Company.

    "We believe the Nominating Committee's responsibilities should include establishing procedures for the nomination process, developing for Board approval the criteria for nomination, and recommending candidates for the Board. We ask that the Board disclose these procedures in future proxy statements of the Company in the section covering the election of nominees.

    "We believe the independence of our Board needs to be strengthened given the strong influence currently exerted by Mr. Murdock, Dole's Chairman and Chief Executive Officer. We are concerned about the history of transactions between Dole and companies in which the Chairman has had substantial ownership interests, including the spin-off of Dole's unprofitable real estate and resort business. We believe it is appropriate for Dole's Board to take the steps necessary to establish a separate nominating committee made up entirely of outside directors. Such a committee would strengthen Board accountability to shareholders by nominating new directors in the future who would not owe their positions on the Board to executive officers.

    "At present no separate nominating committee exists. Our Company's By-Laws provide that nominations of candidates for election to the Board of Directors may be made by the entire Board, which is currently composed of two executive officers of Dole out of a total of seven directors. The Executive, Finance and Nominating Committee oversees numerous operating issues, including matters relating to directors of the Company. Mr. Murdock is one of three Board members who sit on this committee.

    "A 1997 Corporate Governance Survey conducted by the National Association of Corporate Directors found that of the over 1,100 U.S. public company chief executive officers surveyed, 68% agreed that nominating, compensation, and audit committees should be composed exclusively of independent directors, including the chairmanship.

    "We believe the important task of reviewing and recommending nominees for the board is best handled by a committee of independent directors. It is a principle responsibility of the Board to direct, monitor and evaluate senior management. For this reason, we believe it is best if senior executives do not play a direct role in the process of bringing new nominees onto the Board.

    "We urge you to vote FOR this resolution."

    THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL FOR THE FOLLOWING REASONS:

    The Board is opposed to this proposal because it believes there is no tenable link between the composition of a company's nominating committee and the profitability of a company.

    Further, all but one member of the Company's Executive, Finance and Nominating Committee (which serves as the nominating committee for directors) are nonemployees. David H. Murdock, as Chairman of the Board and Chief Executive Officer of the Company (who is the Company's largest individual stockholder), also serves on the Committee. The Board believes this committee structure includes sufficient independent representation to serve the stockholders' interests. The Board also believes there is no useful purpose in arbitrarily denying certain large stockholders or others who fail to meet the proponent's definition of an "independent director" from serving on the Committee.

    The Board rejects the proponent's suggestion that there is something improper in any of the transactions between the Company and other companies in which Mr. Murdock may have an interest, such as Castle & Cooke, Inc., the Company's former real estate and resorts business. At the time of the spin-off of Castle & Cooke, Inc. stock to the Company's stockholders, Mr. Murdock received the same pro-rata distribution of Castle & Cooke, Inc. stock as every other Company stockholder. He had no separate, unique ownership interest that was enhanced by reason of the spin-off. Further, whenever the Company has any transaction with a company in which Mr. Murdock also has a personal interest, the transaction is reviewed by the Company's Audit Committee, comprised solely of directors who are not employees or former employees of the Company.

    ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                 MISCELLANEOUS

OTHER MATTERS

    If any other matters properly come before the meeting, it is the intention of the proxy holders to vote in their discretion on such matters pursuant to the authority granted in the proxy and permitted under applicable law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers, directors, and holders of more than 10% of a company's registered class of securities file reports of their ownership of a company's securities with the SEC. Based on a review of these reports or written representations from certain reporting persons that no Forms 5 were required, the Company believes that its reporting persons complied with all applicable filing requirements.

COST OF SOLICITING PROXIES

    The expenses of preparing and mailing the Notice of Annual Meeting, the Proxy Statement and the proxy card(s) will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and employees of the Company (who will receive no additional compensation) by personal interviews, telephone, telegraph and facsimile. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies. D. F. King & Co., Inc. will be paid approximately $5,500 plus out-of-pocket expenses, for its services. It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting material to beneficial owners of the Company's Common Stock and that such persons will be reimbursed by the Company for their expenses incurred in so doing.

PROPOSALS OF STOCKHOLDERS

    The 1999 Annual Meeting of Stockholders is presently expected to be held on or about May 13, 1999. To be considered for inclusion in the Company's Proxy Statement for the 1999 Annual Meeting, proposals of stockholders intended to be presented at the Meeting must be received by the Corporate Secretary, Dole Food Company, Inc., 31365 Oak Crest Drive, Westlake Village, California 91361, no later than December 8, 1998.

ANNUAL REPORTS AND FORMS 10-K

    Copies of the Company's Annual Report and Form 10-K for the year ended January 3, 1998 may be obtained without charge by writing to the Corporate Secretary, Dole Food Company, Inc., 31365 Oak Crest Drive, Westlake Village, California 91361 or by telephoning requests to 818-879-6814. The Company's Annual Report can also be found on the Company's website: www.dole.com.

                                          By Order of the Board of Directors,

                                                       [SIG]

                                          J. Brett Tibbitts
                                          CORPORATE SECRETARY

April 6, 1998

                                   EXHIBIT A

                        DEFINITIONS OF BUSINESS CRITERIA
                    UNDER COMPANY'S 1998 COMBINED ANNUAL AND
                LONG-TERM INCENTIVE PLAN FOR EXECUTIVE OFFICERS

    Business Criteria means any one or more of: Relative Total Stockholder Return, Earnings Per Share, Net Income, Earnings Before Taxes, Return On Average Common Equity, Return On Average Assets, EBT--ROI, Net Income--ROI, and Cost Reduction, determined on either a Business Unit or Company (consolidated) basis. The following provisions further define these and related terms.

       "Annual Performance Cycle" means a Performance Cycle lasting not longer than one fiscal year.

       "Business Unit" means a region, subsidiary, division or other organizational unit of the Company, or segment of its operations for accounting purposes, which maintains or which is the subject of a separate accounting of its financial performance.

       "Capital Charge" means the product of (i) the periodic average of the Net Investment during the Measurement Interval, and (ii) the targeted ratio of the Company's debt to the sum of its debt and total stockholders' equity, and (iii) the Company's cost of debt for the applicable Measurement Interval, each of (ii) and (iii) determined as of the beginning of the applicable Measurement Interval.

       "Company" means Dole Food Company, Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires.

       "Cost Reduction" or "CR" for any Measurement Interval means a reduction in cost of goods sold, selling, marketing, general and administrative expenses during the Measurement Interval as compared to a prior Measurement Interval or average of more than one Measurement Interval, expressed as an absolute dollar amount.

       "Earnings Before Taxes" or "EBT" for any Measurement Interval means either the consolidated net income of the Company for such Measurement Interval before income taxes, or, if determined on a Business Unit, its pre-tax earnings for the Measurement Interval, less the Business Unit's Capital Charge.

       "Earnings Per Share" or "EPS" means per share net income of the Company, as determined on either a "basic" or "diluted" basis under FAS 128, established by the Compensation Committee in connection with the grant of the Award.

       "EBT--ROI" means EBT for the Measurement Interval divided by the periodic average of the Net Investment for the Measurement Interval.

       "Fair Market Value" shall mean Fair Market Value (as defined in the Stock
       Plan) except that Common Stock (as used in definition of Total Stockholder Return) shall mean the common stock of the Company or the applicable member of the Peer Group, as the case may be.

       "Long-Term Performance Cycle" means a Performance Cycle of at least two fiscal years or, after 1998, three or more complete fiscal years, commencing on or after the beginning of the 1998 fiscal year, which Performance Cycle may be exclusive or may include fiscal years in other Performance Cycles, all as determined by the Compensation Committee in connection with the grant of the Award.

       "Measurement Interval" means a period of time within or coincident to a Performance Cycle with respect to which Performance Target(s) are established for any one or more of the Business Criteria.

       "Net Income" means net income for the Measurement Interval, after, in the case of a Business Unit, a Capital Charge.

       "Net Income--ROI" means the Net Income for the Measurement Interval divided by the periodic average of the Net Investment for the Measurement Interval.

       "Net Investment" means total assets less the sum of (i) cash and cash equivalents (short-term investments), (ii) investments in consolidated subsidiaries, (iii) accounts payable and accrued liabilities, and (iv) minority interests and deferred credits, for the Company or applicable Business Unit.

       "Peer Group" means the S&P Foods Index, MidCap Foods Index or a Compensation Committee designated group of not more than 30 nor less than 10 companies as the Peer Group for the Performance Cycle, which Peer Group shall be designated by the Compensation Committee in connection with the grant of the Award.

       "Performance Cycle" means the period of time over which performance is measured for determining the amount of any payment opportunity from awards granted under the Plan. Performance Cycles are either Annual or Long-Term Performance Cycles.

       "Performance Target(s)" means the specific objective goal or goals (which may be cumulative or alternative) that are timely set in writing by the Compensation Committee for each participant for the Measurement Interval and/or Performance Cycle in respect of any one or more of the Business Criteria.

       "Relative Total Stockholder Return" or "RTSR" means the performance of the Company relative to a designated Peer Group, based on the sum of the change(s) in stock price, dividend(s) and other distributions of each included company paid over the Measurement Interval.

       "Return on Average Common Equity" or "ROE" means the consolidated net income to common stockholders for the Measurement Interval divided by the periodic average of total common stockholders equity during the applicable Measurement Interval.

       "Return on Average Assets" or "ROA" means consolidated net income divided by the periodic average of total assets of the Company for the Measurement Interval.

       "Shares" means shares of Common Stock of the Company or any securities or property, including rights, into which the same may be converted by operation of law or otherwise.

       "Stock Plan" means the Dole Food Company, Inc. 1991 Stock Option and Award Plan (as amended and restated through July 31, 1997), as the same may be amended from time to time, or any other stockholder approved stock plan.

       "Total Stockholder Return" refers to the compound annual rate of return over the Measurement Interval for the Company and each other company in the applicable Peer Group from changes in the trading price of each company's common stock and any dividends and other distributions paid by the company on its common stock during the Measurement Interval, calculated by (i) assuming that one share of each company's common stock is purchased on the first day of the Measurement Interval at a price equal to the Fair Market Value as of the last trading day immediately prior thereto, (ii) assuming that additional shares (or portion of shares) of such company's common stock are purchased with any dividends or distributions paid on the initial share and on shares accumulated through the assumed reinvestment of dividends and other distributions, with such purchase being made on the applicable dividend or distribution payment date at a price equal to the Fair Market Value of such company's common stock on that date, (iii) calculating the aggregate number of shares of each company's common stock that would be accumulated over the Measurement Interval, (iv) multiplying this number by the Fair Market Value of such company's common stock for the last trading day of the applicable Measurement Interval, and (v) determining the annual compound rate of growth over the Measurement Interval between the assumed purchase price set forth in clause (i) and the value resulting from the computation in clause (iv).

[Graphic Representation of Dole Food Company's
Fruits and Vegetables with Logo Beneath]

               [DOLE LOGO]

Dole, the world's largest marketer of fresh fruits and vegetables, is committed to nutrition education for children. Our "5 A Day Adventures" CD-ROM is currently used in more than 35,000 elementary schools nationwide, Dole is a founding member of the National "5 A Day for Better Health" Program, launched in 1991 to educate all Americans about the importance of eating five servings of fruits and vegetables a day for good health. Dole invites you to visit its web sites at: www.dole5aday.com and www.dole.com.

                              DETACH HERE

                                PROXY
                         DOLE FOOD COMPANY, INC.
                         PROXY FOR COMMON STOCK
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appointees DAVID H. MURDOCK, DAVID A. DE LORENZO and J. BRETT TIBBITTS, and each of them, as Proxies, each with full power of substitution, and each with all powers that the undersigned would possess if personally present, to vote all of the shares of Common Stock of Dole Food Company, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California on Wednesday, May 13, 1998, at 10:00 a.m. local time, and any adjournments thereof. The undersigned instructs each of said Proxies, or their substitutes, to vote as specified by the undersigned on the reverse side and to vote in such manner as they may determine on any other matters which may properly come before the meeting as indicated in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

Election of Directors, Nominees:

Elaine L. Chao, Mike Curb, David A. DeLorenzo, Richard M. Ferry, James F. Gary, Zoltan Merszei and David H. Murdock.

             (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD IN THE ENCLOSED PREPAID ENVELOPE

SEE REVERSE SIDE                                             SEE REVERSE SIDE

PLEASE MARK VOTES AS IN THIS EXAMPLE. /X/

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS MADE, FOR ITEMS 1, 2, AND 3, AGAINST ITEM 4 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.

1. Election of Directors (See Reverse)

   FOR / /      WITHHELD / /

   For all nominees except as noted below

   ______________________________________

2. Approval of the Company's 1998 Combined Annual and Long-Term Incentive Plan for Executive Officers.

   FOR / /     AGAINST / /      ABSTAIN / /

3. Election of Arthur Andersen LLP as independent public accountants and auditors for the 1998 fiscal year.

   FOR / /     AGAINST / /      ABSTAIN / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

4. Stockholder proposal concerning composition and procedures of the nominating committee for directors.

   FOR / /     AGAINST / /      ABSTAIN / /

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   / /

Note: Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executives, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in full corporate name by the authorized officer.


Signature:______________ Date:_________ Signature:______________ Date:_________

                            DOLE FOOD COMPANY, INC.

                            PROXY FOR COMMON STOCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

     The undersigned hereby instructs Mellon Bank N.A. as Trustee of the Dole Food Company, Inc. Defined Contribution Benefit Plan ("TaxDip Plan") to vote all of the shares of Common Stock of Dole Food Company, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California on Wednesday, May 13, 1998, at 10:00 a.m. local time, and any adjournments thereof. The undersigned instructs each of said Proxies, or their substitutes, to vote as specified by the undersigned on the reverse side and to vote in such manner as they may determine on any other matters which may properly come before the meeting as indicated in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

             (IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE)

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD BY 5 P.M. FRIDAY, MAY 8, 1998, IN THE ENCLOSED RETURN ENVELOPE. YOUR VOTING INSTRUCTIONS WILL BE KEPT CONFIDENTIAL BY THE TRUSTEE.

                                                          SEE REVERSE SIDE

-------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

                                                                  April 9, 1998

TO:  Participants in the Dole Food Company, Inc.
     Defined Contribution Benefit Plan ("TaxDip Plan")

As a participant in the TaxDip Plan, you are entitled to vote at the May 13, 1998 Annual Meeting of Stockholders the shares of Common Stock allocated ("Allocated Common Stock") to the account held in your name under the TaxDip Plan.

This mailing contains the materials that you will use to vote the Allocated Common Stock. Enclosed is a proxy statement, proxy card, return envelope and 1997 Annual Report.

Please review the information carefully and indicate how you wish your shares to be voted at the upcoming meeting. Mark your preferences on the proxy card, sign it and use the return envelope for mailing to Mellon Bank's agent for tabulation. The Proxy Card must be received by Mellon Bank NO LATER THAN 5 P.M. FRIDAY, MAY 8, 1998, to be included in the voting tabulation. If you are an expatriate employee, you may wish to expedite this process by returning the Proxy Card, sealed in the return envelope, via Dole "Pouch Mail". Dole, in turn, will forward the sealed envelope to Mellon Bank for tabulation.

Mellon Bank, as trustee, will vote the Allocated Common Stock for which it does not receive proper instructions (e.g. the Proxy Card is not timely received or not correctly completed) in the same manner and proportion as those shares of Allocated Common Stock for which proper instructions are received.

We would like to remind you that YOUR INDIVIDUAL VOTING INSTRUCTIONS ARE HELD IN STRICTEST CONFIDENCE AND WILL NOT BE DISCLOSED TO DOLE FOOD COMPANY, INC.

We urge you to vote your Allocated Common Stock.


Mellon Bank, N.A.
Trustee for the Dole Food Company, Inc.
Defined Contribution Benefit Plan

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST
ITEM 4.

                                                              PLEASE MARK
                                                              YOUR VOTES AS /X/
                                                              INDICATED IN
                                                              THIS EXAMPLE

1.  ELECTION OF DIRECTORS

    FOR all nominees (except as indicated)    / /
    WITHHELD from all nominees                / /

    NOMINEES: ELAINE L. CHAO, MIKE CURB, DAVID A. DELORENZO, RICHARD M. FERRY,
              JAMES F. GARY, ZOLTAN MERSZEI AND DAVID H. MURDOCK

    FOR, except vote withheld from the following nominee(s):
    __________________________________________________________________________

2. APPROVAL OF THE COMPANY'S 1998 COMBINED ANNUAL AND LONG-TERM INCENTIVE PLAN FOR EXECUTIVE OFFICERS.

             FOR  /  /          AGAINST  / /        ABSTAIN  / /

3. ELECT ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS FOR THE 1998 FISCAL YEAR.

             FOR  /  /          AGAINST  / /        ABSTAIN  / /

4. STOCKHOLDER PROPOSAL CONCERNING COMPOSITION AND PROCEDURES OF THE NOMINATING COMMITTEE FOR DIRECTORS.

             FOR  /  /          AGAINST  / /        ABSTAIN  / /

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS MADE, FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD AND RETURN IT TO THE TRUSTEE BY 5 P.M. FRIDAY, MAY 8, 1998, TO BE TABULATED. YOUR VOTING INSTRUCTIONS WILL BE KEPT CONFIDENTIAL.


Signature(s) ____________________________________      Date _________________

                               DOLE FOOD COMPANY, INC.



                                1998 COMBINED ANNUAL
                             AND LONG-TERM INCENTIVE PLAN
                                FOR EXECUTIVE OFFICERS

                                  TABLE OF CONTENTS

                                                                           PAGE
1.  PURPOSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

2.  DEFINITIONS; RULES OF CONSTRUCTION AND INTERPRETATION. . . . . . . . . .1
     2.1   RULES OF CONSTRUCTION.. . . . . . . . . . . . . . . . . . . . . .1
     2.2   SECTION 162(m). . . . . . . . . . . . . . . . . . . . . . . . . .1
     2.3   ACCOUNTING TERMS. . . . . . . . . . . . . . . . . . . . . . . . .1
     2.4   DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . . . . . .2

3.  TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

4.  COVERAGE; ELIGIBLE PERSONS . . . . . . . . . . . . . . . . . . . . . . .7

5.  BONUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     5.1   PROVISION FOR BONUS . . . . . . . . . . . . . . . . . . . . . . .8
     5.2   SELECTION OF PERFORMANCE TARGET(S), MEASUREMENT
           INTERVAL(S), BASE SALARY FACTORS. . . . . . . . . . . . . . . . .8
     5.3   MAXIMUM INDIVIDUAL BONUS. . . . . . . . . . . . . . . . . . . . .8
     5.4   ADJUSTMENTS FOR MATERIAL CHANGES. . . . . . . . . . . . . . . . .8
     5.5   TIME OF PAYMENT; DEFERRED AMOUNTS . . . . . . . . . . . . . . . .9
     5.6   ACCELERATION OF AWARD PAYOUT OPPORTUNITIES. . . . . . . . . . . 10
     5.7   SHARE PAYOUTS . . . . . . . . . . . . . . . . . . . . . . . . . 10
     5.8   NEW PARTICIPANTS. . . . . . . . . . . . . . . . . . . . . . . . 11
     5.9   INTRACOMPANY AND POSITION TRANSFERS . . . . . . . . . . . . . . 11

6.  ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     6.1   ROLE OF THE COMMITTEE . . . . . . . . . . . . . . . . . . . . . 11
     6.2   COMMITTEE CERTIFICATION . . . . . . . . . . . . . . . . . . . . 13
     6.3   COMMITTEE DISCRETION TO REDUCE BONUSES. . . . . . . . . . . . . 13
     6.4   NO AUTHORITY TO INCREASE BONUSES. . . . . . . . . . . . . . . . 13
     6.5   FINALITY OF ACTION; EXERCISE OF DISCRETION. . . . . . . . . . . 13

7.  STOCKHOLDER APPROVAL . . . . . . . . . . . . . . . . . . . . . . . . . 14

8.  AMENDMENT OR TERMINATION . . . . . . . . . . . . . . . . . . . . . . . 14
     8.1   POWER TO AMEND. . . . . . . . . . . . . . . . . . . . . . . . . 14
     8.2   EFFECT OF PLAN TERMINATION. . . . . . . . . . . . . . . . . . . 14

9.  RIGHTS OF PARTICIPANTS AND BENEFICIARIES; NO ASSIGNMENT;
     OTHER PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     9.1   VESTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     9.2   LIMITATIONS ON EMPLOYEES' RIGHTS; NO ASSURANCE OF
           PARTICIPATION . . . . . . . . . . . . . . . . . . . . . . . . . 15
     9.3   ALIENATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     9.4   GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . 16
     9.5   RELIANCE ON EXPERTS . . . . . . . . . . . . . . . . . . . . . . 16
     9.6   OPTION TO REFUSE PAYMENTS . . . . . . . . . . . . . . . . . . . 16
     9.7   DESIGNATION OF BENEFICIARIES. . . . . . . . . . . . . . . . . . 16
     9.8   UNSECURED AND UNFUNDED STATUS OF THE PLAN AND CLAIMS. . . . . . 16


                                          i


     9.9   RIGHT OF OFFSET . . . . . . . . . . . . . . . . . . . . . . . . 17
     9.10  TAX WITHHOLDING . . . . . . . . . . . . . . . . . . . . . . . . 17
     9.11  VALIDITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     9.12  INUREMENT OF RIGHTS AND OBLIGATIONS . . . . . . . . . . . . . . 17

                               DOLE FOOD COMPANY, INC.
                  1998 COMBINED ANNUAL AND LONG-TERM INCENTIVE PLAN
                                FOR EXECUTIVE OFFICERS



                                      1. PURPOSE

             The purpose of the Plan is to promote the success of the Company by providing to Participants(1) annual and long-term bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.


               2. DEFINITIONS; RULES OF CONSTRUCTION AND INTERPRETATION

             2.1 RULES OF CONSTRUCTION. For all purposes of the Plan and Award Agreements, unless otherwise expressly provided or the context otherwise requires,

                   (a) the terms used in the Plan, and not otherwise defined have the meaning assigned to them in this Section 2, and the terms include the plural and the singular,

                   (b) all references in this Plan to designated "Sections" and other subdivisions are to the designated Sections and other subdivisions of the body of this Plan, and

                   (c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

             2.2 SECTION 162(m). It is the intent of the Company that all payments under the Plan qualify as performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted consistent with such intent.

             2.3 ACCOUNTING TERMS. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, and, if applicable, as specifically applied and reflected in financial statements of the Company or the applicable Business Unit, prepared in the ordinary course of business. Without limiting the generality of the foregoing, such calculations shall be made after all compensation accruals.



-------------------------
(1) This and certain other terms used in the Plan are defined in Section 2.

             2.4 DEFINED TERMS. For all purposes of the Plan, the following definitions shall apply:

             "ADJUSTED PAYMENT OPPORTUNITY" means the maximum Payment Opportunity after any reduction by the Committee in accordance with the terms of the Plan.

             "ANNUAL PERFORMANCE CYCLE" means a Performance Cycle lasting not longer than one Year.

             "APPLICABLE FEDERAL RATE" means the applicable federal rate, compounded quarterly, determined under Section 1274(d) of the Code and Treasury Regulations issued thereunder for the month in which an early payment is made or interest on a deferred payment under Section 5.5 is credited under the plan.

             "AWARD" means the grant of the opportunity to earn a payment or bonus under the Plan.

             "AWARD AGREEMENT" means a written agreement, if any, entered into between Dole Food Company, Inc. and a Participant setting forth the terms and conditions with respect to an Award. The agreement shall specify the Payment Opportunity associated with the Award, the Business Criteria on which such Payment Opportunity is based, and the applicable Performance Factors and Performance Cycle.

             "BASE SALARY" means the base salary paid by the Company to the Participant during the applicable Measurement Interval, exclusive of any bonuses, commissions or other actual or imputed income from any Company-provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

             "BASE SALARY FACTOR" means the multiplier established by the Committee pursuant to Section 5.2.

             "BENEFICIARY" means the person designated by a Participant pursuant to Section 9.7 of the Plan to receive any benefits hereunder in the event of the death of the Participant during a Performance Cycle or prior to the payment of a Bonus for such Performance Cycle.

             "BOARD" means the Board of Directors of Dole Food Company, Inc.

             "BONUS" means a payment in cash or shares of any portion of a Payment Opportunity.

             "BUSINESS CRITERIA" include RTSR, EPS, EBT, ROE, ROA, EBT-ROI, NI-ROI, Net Income, and CR, determined on either a Business Unit or Company (consolidated) basis.

             "BUSINESS UNIT" means a region, subsidiary, division or other organizational unit of the Company, or segment of its operations for accounting purposes, which maintains or which is the subject of a separate accounting of its financial performance.

             "CAPITAL CHARGE" means the product of (a) the periodic average of the Net Investment during the Measurement Interval, and (b) the targeted ratio of the Company's debt to the sum of its debt and total stockholders' equity, and
(c) the Company's cost of debt, for the applicable Measurement Interval, each of
(b) and (c) determined as of the beginning of the applicable Measurement
Interval.

             "CAUSE" means, in the judgment of the Committee, failure to perform one's duties of employment in a manner acceptable to the Committee or the person's senior officer (or the Board in the case of the Chief Executive Officer), conduct injurious to the Company, breach of fiduciary duty, neglect of duty, willful misconduct, or conviction of any felony.

             "CHANGE IN CONTROL" means and shall be deemed to have occurred if:
(a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), other than David H. Murdock (or any affiliate, successor, heir, descendant or related party of or to David H. Murdock) becomes the "beneficial owner" (as defined generally in Rule 13d-3 under Exchange Act), directly or indirectly, of securities of Dole Food Company, Inc. representing 20% or more of the combined voting power of its then outstanding securities; or (b) stockholders of Dole Food Company, Inc. approve an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not Subsidiaries, or the sale of substantially all of its business and/or assets as an entirety to a person or entity which is not a Subsidiary, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity or a parent are, or are to be, owned by former stockholders of the Corporation; or (c) during any period for two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, except to the extent that the election, or the nomination for election by stockholders, of each new Board member was approved by a vote of at least three-fourths of the Board members then still in office who were Board members at the beginning of such period, with any such new director being deemed for these purposes to have been an incumbent at the beginning of such period (but in case of succession, without duplication).

             "COMMITTEE" means the Corporate Compensation and Benefits
Committee of the Board or another committee appointed by the Board to administer the Plan and comprised of two or more Board members, all of whom shall be ineligible to participate in the Plan during their service on the Committee and (to the extent required by applicable law and regulations) shall be "outside directors" within the meaning of Section 162(m).

             "COMPANY" means Dole Food Company, Inc. and its subsidiaries, on a consolidated basis, unless the context otherwise requires.

             "COST REDUCTION" or "CR" for any Measurement Interval means a reduction in cost of goods sold, selling, marketing, general and administrative expenses during the Measurement Interval as compared to a prior Measurement Interval or average of more than one Measurement Interval, expressed as an absolute dollar amount.

             "EARNINGS BEFORE TAXES" or "EBT" for any Measurement Interval means either the consolidated net income of Dole Food Company, Inc. for such Measurement Interval before taxes, or, if determined on a Business Unit basis, its pre-tax earnings for the Measurement Interval, less the Business Unit's Capital Charge.

             "EARNINGS PER SHARE" or "EPS" means per share net income of the Company, as determined on either a "basic" or "diluted" basis under FAS 128, as established by the Committee in connection with the grant of the Award.

             "EBT-ROI" means EBT for the Measurement Interval divided by the periodic average of the Net Investment for the Measurement Interval.

             "ELIGIBLE PERSON" means an Executive Officer of Dole Food Company, Inc.

             "EXECUTIVE OFFICER" has the meaning set forth in Rule 3b-7 under the Securities Exchange Act of 1934 and refers to the individuals confirmed to be within such definition by the Board and/or the Committee.

             "FAIR MARKET VALUE" shall mean Fair Market Value (as defined in the Stock Plan) except that Common Stock (as used in definition of Total Stockholder Return) shall mean the common stock of Dole Food Company, Inc. or the applicable member of the Peer Group, as the case may be.

             "LONG-TERM PERFORMANCE CYCLE" means a Performance Cycle of at least two fiscal years or, after 1998, three or more complete fiscal years, commencing on or after the beginning of the 1998 fiscal year, which Performance Cycle may be exclusive or may include fiscal years in other Performance Cycles, all as determined by the Committee in connection with the grant of the Award.

             "MEASUREMENT INTERVAL" means a period of time within or coincident to a Performance Cycle with respect to which Performance Target(s) are established for any one or more of the Business Criteria.

             "NET INCOME" means net income for the Measurement Interval, after, in the case of a Business Unit, a Capital Charge.

             "NET INCOME-ROI" or "NI-ROI" means the Net Income for the Measurement Interval divided by the periodic average of the Net Investment for the Measurement Interval.

             "NET INVESTMENT" means total assets less the sum of (i) cash and cash equivalents (short-term investments), (ii) investments in consolidated subsidiaries, (iii) accounts payable and accrued liabilities, and (iv) minority interests and deferred credits, for the Company or applicable Business Unit.

             "PARTICIPANT" means an Eligible Person who has been designated a Participant by the Committee for the applicable Performance Cycle and granted an Award in accordance with the terms and subject to the conditions of the Plan.

             "PAYMENT OPPORTUNITY" means the amount determined pursuant to any bonus formula set forth in any Award granted under the Plan.

             "PEER GROUP" means the S&P Foods Index, MidCap Foods Index, or a Committee designated group of not more than 30 nor less than 10 companies as the Peer Group for the Performance Cycle, which Peer Group shall be designated by the Committee in connection with the grant of the Award.

             "PERFORMANCE CYCLE" means the period of time over which performance is measured for determining the amount of any Payment Opportunity from Awards granted under the Plan. Performance Cycles are either Annual or Long-Term Performance Cycles.

             "PERFORMANCE TARGET(S)" means the specific objective goal or goals (which may be cumulative or alternative) that are timely set in writing by the Committee for each Participant for the Measurement Interval and/or Performance Cycle in respect of any one or more of the Business Criteria.

             "PERIOD" means the four-week accounting cycle of the Company.

             "RELATIVE TOTAL STOCKHOLDER RETURN" or "RTSR" means the performance of Dole Food Company, Inc. relative to a designated

Peer Group, based on the sum of the change(s) in the stock price, dividend(s) and other distributions of each included company paid over the Measurement Interval.

             "RETIREMENT" means retirement from active service as an employee or officer of the Company on or after (i) both attaining age 65 and completing 10 or more years of Service or (ii) both attaining age 55 and completing 20 or more years of Service.

             "RETURN ON AVERAGE COMMON EQUITY" or "ROE" means consolidated net income to common stockholders for the Measurement Interval divided by the periodic average of total common stockholders' equity during the applicable Measurement Interval.

             "RETURN ON AVERAGE ASSETS" or "ROA" means consolidated net income divided by the periodic average of the total assets of the Company for the Measurement Interval.

             "SERVICE" means full-time employment with the Company, or part-time employment if approved by the Committee, including a voluntary leave of absence approved by the Committee.

             "SHARES" means shares of Common Stock of Dole Food Company, Inc. or any securities or property, including rights, into which the same may be converted by operation of law or otherwise.

             "STOCK PLAN" means the Dole Food Company, Inc. 1991 Stock Option and Award Plan (as amended and restated through July 31, 1997), as the same may be amended from time to time, or any other stockholder approved stock plan.

             "SUBSIDIARY" means any corporation or other entity of which the Company beneficially owns, either directly or indirectly, a majority or more of the voting stock or voting power.

             "TERMINATION OF SERVICE" means a termination of Service from the Company for no reason or for any reason, whether voluntary or involuntary, including death or disability.

             "TOTAL STOCKHOLDER RETURN" refers to the compound annual rate of return over the Measurement Interval for Dole Food Company, Inc. and each other company in the applicable Peer Group from changes in the trading price of each company's common stock and any dividends and other distributions paid by the company on its common stock during the Measurement Interval, calculated by (i) assuming that one share of each company's common stock is purchased on the first day of the Measurement Interval at a price equal to the Fair Market Value as of the last trading day immediately prior thereto, (ii) assuming that additional shares (or portions of shares) of such company's common stock are purchased with any dividends or distributions paid on the initial share and on shares accumulated through the assumed reinvestment of dividends and other distributions, with such purchase being made on the applicable dividend or distribution payment date at a price equal to the Fair Market Value of such company's common stock on that date, (iii) calculating the aggregate number of shares of each company's common stock that would be accumulated over the Measurement Interval, (iv) multiplying this number by the Fair Market Value of such company's common stock for the last trading day of the applicable Measurement Interval, and (v) determining the annual compound rate of growth over the Measurement Interval between the assumed purchase price set forth in clause (i) and the value resulting from the computation in clause (iv).

             "YEAR" or "PLAN YEAR" means the applicable fiscal year of Dole Food Company, Inc.

                                       3. TERM

             Subject to Section 7, the Plan shall be effective as of January 4, 1998 and shall continue, subject to amendments pursuant to Section 8, for Performance Cycles ending on or before the close of fiscal year 2007, until the payout of any Awards outstanding, unless earlier terminated by Dole Food Company, Inc. pursuant to Section 8. All authority of the Company and the Committee with respect to Awards shall continue after the termination of this Plan so long as any Award remains outstanding.

                            4. COVERAGE; ELIGIBLE PERSONS

             Awards may be granted only to Eligible Persons. Actual Participants in the Plan will be determined for each Performance Cycle by the Committee at the time the Performance Target(s) are set or, in the case of a person becoming eligible during a Performance Cycle, within 30 days after such event. An Eligible Person not selected to participate in the Plan for any Performance Cycle may participate in another incentive plan of Dole Food Company, Inc. for that Performance Cycle or be selected by the Committee to participate in the Plan for other Performance Cycles. An Eligible Person may not participate concurrently in both the Plan and another incentive plan for the same Performance Cycle with respect to the same Business Criteria, but may concurrently participate in an Annual and Long-Term Performance Cycle with respect to the same or different Business Criteria.

                                 5. BONUS PROVISIONS

             5.1 PROVISION FOR BONUS. Each Participant may receive a Bonus for a Performance Cycle if, and only if, the Performance Target(s) established by the Committee for such Performance Cycle are attained. The applicable Performance Cycle, Business Criteria and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m). Notwithstanding the fact that the Performance Target(s) have been attained, the Company may pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 5.2 or may pay no Bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

             5.2 SELECTION OF PERFORMANCE TARGET(S), MEASUREMENT INTERVAL(S), BASE SALARY FACTORS. The specific Performance Target(s) with respect to the Business Criteria and any applicable Measurement Interval(s) shall be established by the Committee in advance of the deadlines applicable under
Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m). At the time the Performance Target(s) are selected for any Performance Cycle, the Committee shall provide in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Target(s) are set: (a) the method of computing the specific amount that will represent the Participant's maximum Payment Opportunity if the Performance Target(s) are attained, subject to Sections 5.1, 5.3, 6.3, and 2.2, and (b) the Base Salary Factor(s) to be used in calculating Payment Opportunities for any Participant.

             5.3 MAXIMUM INDIVIDUAL BONUS. Notwithstanding any other provision in this Plan, no Participant shall receive any Payment Opportunity under the Plan in excess of

     (a) for any Annual Performance Cycle, $1.5 million or, if less, 1.8 times his or her Base Salary; or

     (b) for any Long-Term Performance Cycle, $1.7 million times the number of years in the Performance Cycle or, if less, 6.4 times the Participant's average annual Base Salary for the Performance Cycle.

Any Payment Opportunity in excess of the foregoing limits shall automatically be reduced to the extent of the excess. The foregoing limits are subject to adjustment for acceleration or deferral of payment.

             5.4 ADJUSTMENTS FOR MATERIAL CHANGES. The Committee may provide, in an applicable Award Agreement or by other action taken at or prior to the time the Performance Targets are established, that Performance Target(s) or other features of an Award under the Plan (a) shall be adjusted to reflect a change in corporate capitalization, a corporate event (such as a reorganization, combination, separation, or merger) or a complete or partial corporate liquidation, or (b) shall be calculated either without regard for or to reflect any change in accounting policies or practices affecting the Company and/or the Business Criteria or Performance Target(s) during the applicable Performance Cycle, or (c) shall be adjusted for any other circumstance or event, or (d) any combination of (a) through (c), but only to the extent in each case that such adjustment would be consistent with the requirements of Section 162(m) to qualify as performance-based compensation.

             5.5 TIME OF PAYMENT; DEFERRED AMOUNTS. Subject to Section 6.2, any Bonus or Bonuses Payable under an Award granted by the Committee under this Plan shall be paid in accordance with the vesting and payment schedule established by the Committee, or set forth in any applicable Award Agreement, at the time of the grant of the Award. Any payment shall be in cash or cash equivalent or in such other form of equal value on the applicable payment date (including, but not limited to, Shares or Share equivalents as contemplated by Section 5.7) as the Committee may approve or require, subject to applicable withholding requirements. Notwithstanding the foregoing, the Committee, in its sole discretion (but subject to any prior written commitments and to any conditions consistent with Sections 5.3, 5.6, and 2.2 that it deems appropriate), may defer the scheduled payout or vesting of any Bonus and/or provide to Participants the opportunity to elect to defer the payment of any Bonus under a Company-sponsored, non-qualified, deferred compensation plan as contemplated by Section 5.7. In the case of any deferral of a Bonus payment to a date after the date on which the Bonus or installment thereof would otherwise be payable, the amount of such deferred Bonus payment shall be increased based on the Applicable Federal Rate over the deferral period or one or more predetermined actual investments (including Shares) such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s), unless the alternative deferred payment is otherwise not subject to the limitations under Section 162(m).
Unless the Committee otherwise provides in an applicable Award Agreement, or by other action taken prior to or at the time of a grant of an Award, if a Participant's remaining Adjusted Payment Opportunity under any Award is, as of the second or any later anniversary of the completion of the applicable Performance Cycle, $15,000 or less, the entire remaining Adjusted Payment Opportunity for that Performance Cycle shall vest and become payable on the last business day on or before the March 15th following such anniversary.

             5.6   ACCELERATION OF AWARD PAYOUT OPPORTUNITIES.

             (a) ACCELERATION. Subject to Section 6.2, an Award Agreement or the Committee, in its sole discretion, may provide for early payment of an Award if, at least 9 Periods after the commencement of an Annual Performance Cycle and 26 Periods (18 Periods in the case of the two-year Performance Cycle) after the commencement of a Long Term Performance Cycle, as the case may be, a Participant's employment terminates for any reason, other than a voluntary resignation prior to Retirement or a termination for Cause, or there shall occur an event described in Section 5.6(b) (including a Change in Control), PROVIDED THAT (i) in the case of death of the Participant or an event described in
Section 5.6(b), the Committee determines that the applicable Performance Target(s) have been met through the date of such termination on the basis of achievement of Performance Target(s) relative to the applicable Business Criteria to the date of such event, or (ii) in the case of any other termination, the Committee determines that the applicable Performance Target(s) have been met for the entire applicable Performance Cycle, and (iii) the amount of the accelerated payment is discounted at the Applicable Federal Rate.

             (b) FUNDAMENTAL CORPORATE CHANGES; CHANGE IN CONTROL. Unless the Committee otherwise provides in an applicable Award Agreement, or by other action taken prior to the event, in the event of a Change in Control, or upon the dissolution or liquidation of Dole Food Company, Inc., payment shall be made, subject to Section 6.2 and the satisfaction of the applicable Performance Targets determined on the basis of the Performance Cycle-to-date results from the beginning of the applicable Performance Cycle to the end of the month preceding the date of such event, on a prorated basis (where applicable) to the date of such event in the manner contemplated by Section 8.2. The amount of the prorated or accelerated payment shall be discounted at the Applicable Federal Rate.

             5.7 SHARE PAYOUTS. Any Shares delivered or payable under the Plan shall be pursuant to a combined Award under this Plan and a Stock Plan or, subject to applicable legal requirements, with Shares reacquired by the Company or for its account on or after January 4, 1998. The number of Shares or stock units (or similar deferred award representing a right to receive Shares) awarded in lieu of all or any portion of a cash bonus pursuant to one or more outstanding Awards under the Plan shall be equal to the largest whole number of Shares which have an aggregate Fair Market Value no greater than the amount of cash otherwise payable as of the date such cash payment would have been paid. Any stock units (or similar rights) shall thereafter be subject to adjustments as contemplated by the applicable Stock Plan. Dividend equivalent rights as earned may be accrued and payable in additional stock units, cash or Shares or any combination thereof, in the Committee's discretion, pursuant to the terms of the applicable Stock Plan or other authority referred to above.

             5.8 NEW PARTICIPANTS. Subject to Section 2.2 and at the discretion of the Committee, an Eligible Person may become a Participant in the Plan at any time after being employed by the Company; provided that, with respect to a Long-Term Performance Cycle, the second Year has not yet begun at the time the Eligible Person becomes a Participant. If an Eligible Person becomes a Participant during a Performance Cycle, the Participant's Base Salary Factor and Performance Factors shall be the same as those granted for the Performance Cycle to other Participants at comparable positions with the Company. The amount of any such person's Bonus or Payment Opportunity shall not exceed that proportionate amount (based on the applicable period of Service relative to the Performance Cycle) of the applicable maximum individual bonus under Section 5.3.

             5.9 INTRACOMPANY AND POSITION TRANSFERS. If a Participant participates in more than one capacity during any Performance Cycle, the product of his or her Base Salary and Base Salary Factor for purposes of the Plan for such Performance Cycle or for any applicable Measurement Interval shall be computed by (a) multiplying (i) the Base Salary Factor (as determined in or pursuant to Section 5.2 above) for each position by (ii) the Base Salary of the Participant while in such position and (b) taking the sum of the products of the calculation. In determining prorated payments for Participants affiliated with more than one Business Unit (or more than one Business Unit/Company combination) during a Performance Cycle, performance achievement for each component (whether Business Unit or Company) shall be measured over the entire Performance Cycle, while the weighting of each component shall be determined according to each Participant's Award Agreement, as the same may be amended consistent herewith.

                                  6. ADMINISTRATION

             6.1 ROLE OF THE COMMITTEE. The Plan will be administered by the Committee. Actions of the Committee with respect to the administration of the Plan will be taken pursuant to a majority vote or the unanimous written consent of its members. The Committee may delegate ministerial, accounting, record-keeping and similar functions necessary for the administration of the Plan to individuals who are officers or employees of the Company. Subject to the express provisions of the Plan, the Committee has the authority:

                   (a) to construe, interpret and administer the Plan and any Award Agreements defining the rights and obligations of the Company and Participants under the Plan,

                   (b)   to further define the terms used in the Plan,

                   (c) to prescribe, amend and rescind rules and regulations pertaining to the administration of the Plan,

                   (d) to determine the duration and purposes of leaves of absence which may be granted to Participants without constituting a Termination of Service for purposes of the Plan,

                   (e)   to designate Plan Participants,

                   (f) to establish the size of Awards made to Participants under the Plan, designate the specific Business Criteria and set the Performance Target(s) for the Performance Cycles, the duration of the Performance Cycles, and the weighting of the Business Criteria used to determine any Payment Opportunity under the Plan,

                   (g) to determine when Awards will be granted under the Plan, and the time or times at which and the form and manner in which Bonuses will be paid (which may include elective or mandatory deferral alternatives),

                   (h) to validate the level of achievement in terms of goals or objectives established for the Plan and to collect and interpret financial results relative to performance measures, targets and objectives,

                   (i) to make any adjustments contemplated by Section 5.4 to the extent provided for in any Award Agreement,

                   (j) to evaluate the extent to which the applicable Performance Target(s) were achieved and determine, compute and certify the extent of amounts payable,

                   (k) to reduce Payment Opportunities based upon objective or subjective criteria deemed by the Committee to be appropriate and in furtherance of the compensation policies of the Company,

                   (l) with respect to determining Relative Total Stockholder Return, to collect and interpret such reported results of and other information regarding Peer Group entities and Dole Food Company, Inc. as the Committee may deem advisable or appropriate, or to utilize such other readily available information as it may deem advisable or appropriate, with respect to determinations made hereunder, provided, however, that if a Peer Group member (other than Dole Food Company, Inc.) has initiated or become the subject of a material announced merger, takeover or other change in control proposal that in the opinion of the Committee has or may have a material effect upon the determination of such member's Total Stockholder Return for any applicable Performance Cycle, the Committee shall remove such member from the Peer Group, subject to reinstatement of such member to the Peer Group if such proposed transaction is not consummated or if in the discretion of the Committee any price distortion created by such announcement has abated; provided further that, in determining the performance of each relevant entity, the Committee shall make adjustments to reflect changes in capitalization, material reorganizations, and similar corporate changes affecting Dole Food Company, Inc. or any Peer Group entity,

                   (m)  subject to any express limitations of the Plan and
Section 2.2, to accelerate a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate, and

                   (n) to make all other determinations necessary or advisable for the administration of the Plan.

             6.2 COMMITTEE CERTIFICATION. No payment may be made and no Participant will be entitled to receive any payment under the Plan, unless the Committee first certifies, by resolution of the Committee or other appropriate action, that (a) the payment amount has been accurately determined in accordance with the provisions of the Plan, (b) the applicable Performance Target(s) have been met, and (c) any other material terms have been satisfied.

             6.3 COMMITTEE DISCRETION TO REDUCE BONUSES. Unless an Award Agreement expressly provides to the contrary, the Committee in its sole discretion, exercised at any time prior to the first payment under any award, may reduce the Payment Opportunities with respect to any one or more Participants for the applicable Performance Cycle if the Committee determines that (a) the achievement of the pre-established Performance Target(s) was influenced by any unusual, extraordinary, non-recurring event or other factor extraneous to individual performance, or (b) in its judgment, the failure to meet other corporate objectives in any respect or Period(s) within the Performance Cycle warrants such reduction, or (c) the Company or the individual failed to achieve other financial, strategic or personal goals, which may be objective or subjective, or (d) for any other reason it deems appropriate.

             6.4 NO AUTHORITY TO INCREASE BONUSES. Subject to Sections 5.4 and 2.2, the Committee may not increase the maximum Payment Opportunity for any individual based on the formula or other provisions of the Plan.

             6.5 FINALITY OF ACTION; EXERCISE OF DISCRETION. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee or other director, officer, or agent shall have any liability for actions taken or omitted under the Plan by the member or any other person. Subject only to compliance with the express provisions hereof, the Committee may act in its absolute discretion in all matters related to the Plan. The Committee need not exercise its discretion identically from Performance Cycle to Performance Cycle or in the same manner for all Participants in respect of a single Performance Cycle.

                               7. STOCKHOLDER APPROVAL

             The Plan shall be subject to stockholder approval and to stockholder reaffirmation, to the extent required by Section 162(m). Stockholder approval at the 1998 annual meeting of stockholders shall be a condition to the right of a Participant to receive any payment hereunder.

                             8. AMENDMENT OR TERMINATION

             8.1 POWER TO AMEND. The Committee or the Board may from time to time amend the Plan in any respect or terminate the Plan, in whole or in part, provided that no such action shall retroactively impair or otherwise adversely affect in any material respect any rights of any Participant to benefits under the Plan that have vested in accordance with Section 9.1 prior to the date of such action.

             8.2 EFFECT OF PLAN TERMINATION. If the Committee terminates or suspends the Plan during a Performance Cycle, the Committee may provide Participants with a prorated payment for the Performance Cycle. Unless the Award Agreement provides otherwise, the prorated payment shall be based on the number of full Periods of the Performance Cycle completed at the effective time of the Committee's action divided by the number of full Periods in the Performance Cycle. Performance for determining the amount of such prorated payments shall be based, in the Committee's discretion, on the entire Performance Cycle or, if payout is to be accelerated prior to completion of the Performance Cycle, on the basis of performance through the date of the Committee's action, as contemplated by Section 5.6, with the Performance Target levels prorated based on the number of full Periods of the applicable Measurement Interval completed at the time of the termination of the Plan. If performance continues to be measured over the original Performance Cycle, payment of any vested amounts shall be made following completion of the Performance Cycle, as provided in Section 5.5 and subject to any Service requirements or deferred vesting provisions set forth in any Award Agreement.
If performance is measured over a shorter period of time, the initial payment of any amount shall be made within 90 days following the completion of the revised performance measurement term, subject to Section 2.2, and shall be discounted at the Applicable Federal Rate.

             With respect to any Payment Opportunities for Performance Cycles completed prior to the date on which the Committee terminates the Plan, such Payment Opportunities shall be (subject to any expressly inconsistent provisions of an applicable Award Agreement) paid in full within 90 days of the end of the fiscal year in which the Plan is terminated, subject to any Service requirements, and discounted at the Applicable Federal Rate.

             9. RIGHTS OF PARTICIPANTS AND BENEFICIARIES; NO ASSIGNMENT;
                                   OTHER PROVISIONS

             9.1 VESTING. No rights hereunder shall vest prior to the Committee's action under Section 6.2. Unless the Committee or Award Agreement expressly provides otherwise, no rights hereunder shall vest prior to the Committee's action under Section 6.3, the completion of the applicable Service requirements specified in the applicable Award Agreement or this Plan, and the satisfaction of all other conditions to vesting set forth in the Award Agreement or this Plan. With respect to any Award not evidenced by any written agreement that otherwise provides, the Participant must be employed at the time of payment in order to receive the payment or have any vested rights in respect of the payment. The Committee may override (i) this condition to vesting by its express written authorization in such circumstances as it deems appropriate, on a case-by-case or other basis, and
(ii) other conditions by its express written authorization subject to Section
2.2. Participants shall have no right to proportionate vesting unless otherwise expressly provided in writing.

             9.2 LIMITATIONS ON EMPLOYEES' RIGHTS; NO ASSURANCE OF PARTICIPATION. Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement or understanding of any kind that the Company shall continue to employ any individual. Status as an Eligible Person shall not be construed as a commitment that any Award will be made under the Plan or to Eligible Persons generally.

             9.3 ALIENATION. Any and all rights under the Plan are, expressly declared to be unassignable and non-transferable. No Participant shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt any benefit payable under the Plan, or any part thereof, or any interest therein. No portion of the amounts payable under the Plan shall, prior to actual payment, be subject to seizure, attachment, lien or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall any portion be transferable by operation of law


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

in the event of a Participant's or any other person's bankruptcy or insolvency. Any such transfer in violation of the preceding provisions shall be considered null and void.

             9.4 GOVERNING LAW. This Plan, any Bonuses hereunder, and all other related matters shall be governed by, and construed in accordance with the laws of the State of California, except as to matters of federal law.

             9.5 RELIANCE ON EXPERTS. In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may rely upon the advice of experts, including management of and professional advisors to Dole Food Company, Inc.

             9.6 OPTION TO REFUSE PAYMENTS. Each Participant shall be entitled to refuse (by a writing delivered to the Company prior to the receipt of the payment or benefit) all or any portion of any payments or benefits under the Plan if the Participant determines that receipt of such payment or benefit may result in adverse tax consequences to him or her under Section 4999 of the Internal Revenue Code. The Company shall be totally and permanently relieved of any obligation to pay any amounts or provide any benefits which a Participant explicitly so refuses.

             9.7 DESIGNATION OF BENEFICIARIES. Each Participant shall have the right at any time to designate any person or persons as beneficiaries to whom any benefits provided under the Plan shall be distributed in the event of the Participant's death prior to distribution of any or all benefits due the Participant under the Plan. Each beneficiary designation shall be effective only when filed in writing with the Company during a Participant's lifetime on a duly completed Beneficiary Designation Form, and in the manner, approved by the Company. In the absence of a valid designation or a surviving designated beneficiary, any benefits shall be distributed to the Participant's estate.

             9.8 UNSECURED AND UNFUNDED STATUS OF THE PLAN AND CLAIMS. The Plan is not funded. Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in respect of any unvested benefits under the Plan, and no rights, interests or claims as to any vested benefits in any specific funds or other assets or property of the Company. No asset of the Company shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfillment of the Company's obligations under the Plan. Any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor.


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

             9.9 RIGHT OF OFFSET. If a Participant becomes entitled to a payment under the Plan and if at such time the Participant has outstanding any debt, obligation or other liability representing an amount owing to the Company, then the Company, to the maximum extent permitted by law, may offset such amount against the amount of the payment otherwise due the Participant under the Plan.

             9.10 TAX WITHHOLDING. The Company shall withhold from any payment due under the Plan an amount sufficient to satisfy all and any amounts required by applicable federal, state and local laws to be withheld with respect to such payment. The Company shall have no obligation to advise any Participant of the existence of any tax or the amount which the employer corporation may be so required to withhold.

             9.11 VALIDITY. In the event that any provision of the Plan is held to be invalid or unenforceable, the same shall not affect, in any way whatsoever, the validity of any other provision of the Plan.

             9.12 INUREMENT OF RIGHTS AND OBLIGATIONS. Any rights and obligations under the Plan shall inure to the benefit of, and shall be binding upon Dole Food Company, Inc., its successors and assigns, and upon Participants and Beneficiaries, respectively.


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